Offering Circular

Freeport-McMoRan Copper & Gold Inc.

OFFER OF PREMIUM UPON CONVERSION OF

OUTSTANDING 8¼% CONVERTIBLE SENIOR NOTES DUE 2006

(CUSIP Nos. 35671DAD7 and 35671DAF2)

______________________________

This is an offer by Freeport-McMoRan Copper & Gold Inc. to pay a cash premium of $20 (the “Conversion Premium”), plus accrued and unpaid interest up to (but excluding) the conversion date, for each $1,000 principal amount of 8¼% Convertible Senior Notes due 2006 (the “Notes”) that is converted into our Class B Common Stock (the “Common Stock”), par value $.10 per share, from the date of this offer through 12:00 midnight, New York City time, on January 6, 2004, unless extended (the “Special Conversion Period”).  The Notes are convertible at a conversion price of $14.30 per share.  A Note holder who elects to convert during the Special Conversion Period will receive approximately 69.9301 shares of Common Stock and the Conversion Premium per $1,000 principal amount of Notes converted, plus accrued and unpaid interest up to (but excluding) the conversion date.  At the conclusion of the Special Conversion Period, a Note holder who has not converted its Notes into Common Stock will not be entitled to the Conversion Premium upon conversion.  We refer to the offer made hereunder as the “offer.”  The offer is on the terms and subject to the conditions set forth in this offering circular and in the accompanying Special Conversion Letter of Transmittal.

The offer will expire at 12:00 midnight, New York City time, on January 6, 2004, unless extended or earlier terminated by us (such date and time, as they may be extended from time to time or earlier terminated, the “expiration date”).  You may withdraw Notes tendered in the offer at any time prior to 12:00 midnight, New York City time, on the expiration date, unless theretofore accepted for conversion pursuant to the offer.

In lieu of issuing fractional shares of Common Stock, we will pay to holders of Notes converted in the offer who otherwise would have been entitled to a fractional share an amount in cash based on the closing price of our Common Stock on the New York Stock Exchange on the last trading day before the conversion date.  Our Common Stock trades on the New York Stock Exchange under the symbol “FCX.”  On December 5, 2003, the last reported sale price of our Common Stock was $45.26 per share.

See “Risk Factors” and “Special Factors” beginning on pages 9 and 16, respectively, for a discussion of various factors you should consider in connection with the offer.

For the reasons discussed herein, our board of directors has determined that the offer is fair to the Note holders.  However, neither we, our board nor any of our advisors or agents is making any recommendation regarding whether or not you should tender Notes in the offer.

If this offer is withdrawn or otherwise not completed, then the offer will not be effected with respect to Note holders who have validly elected to convert their Notes pursuant to the offer.

Neither this transaction nor the securities to be issued upon conversion of the Notes have been approved or disapproved by the Securities and Exchange Commission or any state securities commission.  Neither the SEC nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.  Any representation to the contrary is a criminal offense.

Our conversion agent for the offer is The Bank of New York and our information agent is Georgeson Shareholder Communications Inc.

The date of this offering circular is December 8, 2003.

IMPORTANT

If you desire to convert all or any portion of your Notes in the offer, you must either:

(1)

if you hold your Notes in street name or through a custodian, request your broker, dealer, commercial bank, trust company or other nominee to effect the conversion of your Notes for you; or

(2)

complete and sign the enclosed Special Conversion Letter of Transmittal (or a facsimile thereof) in accordance with its instructions, have your signature guaranteed (if required by Instruction 4 to the Special Conversion Letter of Transmittal), mail or deliver the Special Conversion Letter of Transmittal (or a facsimile thereof) and any other required documents to our conversion agent, The Bank of New York, and tender your Notes pursuant to the procedure for book-entry transfer set forth in the section of this offering circular entitled “Procedures for Participating in the Offer.”

________________________

This offer does not constitute an offer to sell or a solicitation of an offer to buy our securities in any jurisdiction where it is unlawful to make such an offer or solicitation.

This offer is being made in reliance upon an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and applicable exemptions under state securities laws.

We will not pay any commission or other remuneration to any broker, dealer, salesman or other person to solicit conversion of the Notes.  No one has been authorized to give any information or to make any representations with respect to the matters described in this offering circular, other than those contained in this offering circular.  If given or made, such information or representation may not be relied upon as having been authorized by the company.

This offering circular is submitted to holders of our Notes for informational use solely in connection with their consideration of the offer described in this offering circular. Its use for any other purpose is not authorized. This offering circular may not be copied or reproduced in whole or in part nor may it be distributed or any of its contents be disclosed to anyone other than the holder of our Notes to whom it is submitted.

The terms “we,” “us,” “our” and “the company” refer to Freeport-McMoRan Copper & Gold Inc. and our subsidiaries, except when used in reference to obligations under the Notes or the offer, in which case such terms refer only to Freeport-McMoRan Copper & Gold Inc.

________________________

This offering circular summarizes various documents and other information, copies of which will be made available to you upon request, as indicated under “Where You Can Find Additional Information.”  Those summaries are qualified in their entirety by reference to the documents and information to which they relate. In making an investment decision, holders of Notes must rely on their own independent examination of the terms and conditions of the offer, including the merits and risks involved. The information contained in this offering circular is as of the date hereof and neither the delivery of this offering circular nor the consummation of the offer shall create any implication that the information contained herein is accurate or complete as of any date other than the date hereof.  No representation is made to any offeree regarding the legality of an investment in our Common Stock by the offeree under any applicable laws or regulations.  The contents of this offering circular are not to be construed as legal, business or tax advice.  Holders of Notes should consult their own attorney, business advisor and tax advisor for legal, business or tax advice with respect to the offer or an investment in the Common Stock.

THIS OFFERING CIRCULAR AND THE ACCOMPANYING SPECIAL CONVERSION LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ BEFORE YOU MAKE ANY INVESTMENT DECISION WITH RESPECT TO THE OFFER

TABLE OF CONTENTS

Page No.

Summary	1
Risk Factors	9
Special Factors	16
Capitalization	21
Price Ranges for Notes and Common Stock and Quarterly Cash Dividends	22
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	23
Selected Historical Consolidated Financial and Operating Data	24
Pro Forma Summary of Debt Maturities	27
The Offer	28
Procedures for Participating in The Offer	30
Dividend Policy	31
Certain United States Federal Income Tax Considerations	32
Use of Proceeds	34
Financial Advisor	34
Information Agent	34
Conversion Agent	34
Fees and Expenses	35
Indemnification of our Directors and Officers	35
Where You Can Find Additional Information	35

This document incorporates important business and financial information about the company from documents that we file with the SEC.  This information is available at the internet web site the SEC maintains at http://www.sec.gov, as well as from other sources. See “Where You Can Find Additional Information.”  You may also request copies of these documents, without charge, by writing or calling us or our information agent at:

Company:	Information Agent:
Freeport-McMoRan Copper & Gold Inc. 1615 Poydras Street New Orleans, Louisiana 70112 Attention: David P. Joint Investor Relations (504) 582-4000	Georgeson Shareholder Communications Inc. 17 State Street New York, New York 10004 (800) 843-0129

In order to receive timely delivery of the documents, you should make your requests no later than December 29, 2003.

FORWARD-LOOKING STATEMENTS

This offering circular and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), both as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements about anticipated sales volumes, production volumes, ore grades, capital expenditures and debt costs; statements of the plans, strategies and objectives of management for future operations; statements regarding future economic conditions or performance; statements regarding exploration activities; statements about political uncertainties, dealings with regulatory authorities or dealings with indigenous people; statements of belief; and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Such forward-looking statements may be contained in the sections of this offering circular entitled “Summary” and “Risk Factors,” among other places.

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, including those disclosed in this offering circular. All forward-looking statements contained or incorporated by reference herein are made as of the date of this offering circular. We do not intend, and we undertake no obligation, to update any forward-looking statement, except as required by law. Currently known risk factors include, but are not limited to, the factors described in this offering circular in the section of this offering circular entitled “Risk Factors.”

We urge you to review carefully the sections of this offering circular entitled “Risk Factors” and “Special Factors” for a more complete discussion of the risks related to the offer.

SUMMARY

This summary highlights selected information we have included in or incorporated by reference into this offering circular.  It does not contain all information that may be important to you.  More detailed information about the offer, our securities, our business and our financial and operating data is contained elsewhere in this offering circular or the material incorporated by reference herein.  We encourage you to read this offering circular and the documents incorporated by reference herein in their entirety before making a decision as to whether to participate in the offer.

Background and Purpose

The offer is one component of our comprehensive plan to reduce our debt, extend our debt maturities, and simplify our capital structure.

The purpose of the offer is to induce conversion of some or all of the Notes that currently remain outstanding.  In August 2001, we privately placed $603.75 million principal amount of unregistered Notes, which were subsequently registered in March 2002.  In August 2003, we completed privately negotiated transactions with Note holders resulting in the early conversion of $311.1 million principal amount of the Notes (or approximately 51.5% of the Notes then outstanding) into Common Stock.  In those transactions, the participating holders converted their Notes into 21.76 million shares of Common Stock and received premium and accrued interest payments of $23.0 million cash.  We recorded charges totaling $24.7 million related to those transactions.

We believe the conversion of the remaining Notes pursuant to the offer will strengthen our balance sheet by further reducing our outstanding debt, reducing our interest expense and eliminating or reducing uncertainties associated with the Notes’ conversion features.  The Notes are callable by us after July 31, 2004, and we currently intend to call for redemption shortly thereafter any Notes that remain outstanding in accordance with the terms of the Notes.  In accordance with those terms, the cash redemption price would be 102.75% of the principal amount, plus accrued and unpaid interest to (but excluding) the redemption date.

For additional information on the background and purpose of the offer, see “Special Factors - Background of and Reasons for the Offer.”

Company Overview

We are one of the world’s largest copper and gold mining and production companies in terms of reserves and production. We are also the lowest cost copper producer in the world, after taking into account credits for related gold and silver production. Our principal asset is the Grasberg mine, which we discovered in 1988. Grasberg contains the largest single gold reserve and one of the largest copper reserves of any mine in the world.

Our principal operating subsidiary is PT Freeport Indonesia, a limited liability company organized under the laws of the Republic of Indonesia and domesticated in Delaware. We own 90.64 percent of PT Freeport Indonesia, and the Government of Indonesia owns the remaining 9.36 percent. PT Freeport Indonesia mines, processes and explores for ore containing copper, gold and silver. It operates in the remote highlands of the Sudirman Mountain Range in the province of Papua (formerly Irian Jaya), Indonesia, which is on the western half of the island of New Guinea. PT Freeport Indonesia markets its concentrates containing copper, gold and silver worldwide.

PT Freeport Indonesia conducts its operations pursuant to an agreement, called a Contract of Work, with the Government of Indonesia. The Contract of Work allows us to conduct extensive mining, production and exploration activities and governs our rights and obligations relating to taxes, exchange controls, royalties, repatriation and other matters. The term of our Contract of Work expires in 2021, but we can extend it for two 10-year periods subject to Indonesian government approval.

In 1996, we established joint ventures with Rio Tinto plc, an international mining company with headquarters in London, England. The joint ventures cover PT Freeport Indonesia’s mining operations and exploration activities in an area that we call Block A. Our agreement with Rio Tinto provides Rio Tinto with the option to participate in any of our exploration projects in Papua. To date, Rio Tinto has elected to participate in all such exploration projects. In addition, Rio Tinto is a significant shareholder that owns 13.9 percent of our outstanding common stock.

At December 31, 2002, PT Freeport Indonesia’s share of proven and probable recoverable reserves totaled 39.4 billion pounds of copper and 48.5 million ounces of gold, all of which are located in Block A. Our equity share of those proven and probable recoverable reserves totaled 35.7 billion pounds of copper and 44.0 million ounces of gold.  Our equity share of reserves means PT Freeport Indonesia’s share net of the 9.36 percent interest in PT Freeport Indonesia that the Government of Indonesia owns.

We also smelt and refine copper concentrates in Spain, and market the refined copper products through our wholly owned subsidiary, Atlantic Copper, S.A. In addition, PT Freeport Indonesia has a 25 percent interest in PT Smelting, an Indonesian company that operates a copper smelter and refinery in Gresik, Indonesia. Our investment in these smelters plays an important role in our concentrate marketing strategy, as approximately one-half of PT Freeport Indonesia’s concentrate production is sold to Atlantic Copper and PT Smelting.

For further information regarding the Contracts of Work, our reserves, our joint venture agreements, our smelting and refining operations, and other aspects of our operations, we refer you to the section of our Annual Report for the year ended December 31, 2002 entitled “Business,” which is incorporated by reference in this offering circular.  See “Where You Can Find Additional Information.”

Our principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112 and our telephone number is (504) 582-4000.

Recent Development

On December 4, 2003, we called for redemption on December 19, 2003 all of our Step-Up Convertible Preferred Stock and each depositary share representing 0.05 shares of our Step-Up Preferred Stock.  There are currently 13,999,600 depositary shares representing our Step-Up Preferred Stock outstanding.

As an alternative to redemption and at the option of the holder, the depositary shares are convertible until December 19, 2003 into our Common Stock at a conversion rate equal to 0.835 shares of our Common Stock per depositary share.  As long as the market price of our Common Stock remains above $30.22 per share, holders of the depositary shares will receive Common Stock with a greater market value upon conversion than they would otherwise receive upon redemption, and are therefore expected to exercise their conversion rights.  If all depositary shares are converted into Common Stock, we would issue approximately 11.7 million shares of Common Stock.

Depositary shares that are not converted into Common Stock on or prior to December 19, 2003 will be redeemed by us for cash in the sum of $25.00, plus $0.2283 of unpaid dividends accrued through the redemption date on each depositary share, for a total payment of $25.2283 per depositary share.

Summary of the Offer

We are offering to pay a cash premium of $20, plus accrued and unpaid interest up to (but excluding) the conversion date, for each $1,000 principal amount of our Notes that is converted into our Common Stock on the terms and subject to the conditions set forth in this offering circular and related Special Conversion Letter of Transmittal.

The following question-and-answer format discusses in summary form many of the questions you may have as a holder of the Notes.  This presentation may not contain all of the information that you will need to make a decision regarding whether or not to tender your Notes for conversion in the offer. We encourage you to carefully read this offering circular and the documents to which we refer you in their entirety, including the matters discussed under “Risk Factors” and “Special Factors.”

Q:

Who is making the offer?

A:

Freeport-McMoRan Copper & Gold Inc. is making the offer. Our principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112, and our telephone number is (504) 582-4000.  For further information concerning the company, we refer you to the section of our Annual Report on Form 10-K for the year ended December 31, 2002, entitled “Business.”  For further information on the Notes, we refer you to our prospectus dated March 12, 2002.  See “Where You Can Find Additional Information.”

Q:

What are we seeking to accomplish in the offer and what consideration are we offering in the offer?

A:

We are seeking to induce conversion of the remainder of the outstanding Notes that were not converted into Common Stock in the privately negotiated conversion transactions that we completed in August 2003.  We are offering to pay a cash premium of $20 for each $1,000 principal amount of our Notes that is converted into our Common Stock, plus accrued and unpaid interest on the Notes.  We will not issue fractional shares for Notes converted in the offer and, in lieu thereof, Note holders who would otherwise be entitled to a fractional share will be paid an amount in cash based on the closing price of our Common Stock on the last trading day before the conversion date.  For further information, we refer you to the section of this offering circular entitled “The Offer.”

Any shares of Common Stock issued as a result of the conversion would be in addition to our 171.8 million shares that were outstanding as of November 30, 2003.

On December 4, 2003, we called for redemption on December 19, 2003 all of our Step-Up Convertible Preferred Stock and each depositary share representing 0.05 shares of our Step-Up Convertible Preferred Stock, all or substantially all of which we expect to be converted into Common Stock based on current trading prices.  See “ – Recent Development.”

If all of our outstanding Notes are converted in the offer and all of our Step-Up Convertible Preferred Stock is converted in response to our redemption call, we will have approximately 204.0 million outstanding shares of Common Stock.

Q:

Will you receive accrued and unpaid interest on the Notes?

A:

Yes.  We will pay accrued and unpaid interest on Notes converted in the offer up to (but excluding) the conversion date.  Notes converted into Common Stock outside of the offer are entitled to accrued and unpaid interest only through the last interest payment date preceding the conversion date.  See “The Offer – Terms of the Offer.”

Q:

What will happen to your Notes if you do not participate in the offer?

A:

If you do not tender your Notes for conversion in the offer, they will remain outstanding and will initially remain listed on the New York Stock Exchange under the ticker symbol “FCX06.”  Depending upon the number of Notes accepted for conversion pursuant to the offer and the number of holders of Notes remaining after consummation of the offer, however, the Notes may no longer meet the requirements of the New York Stock Exchange for continued listing, which would adversely affect the trading market and could adversely affect the market value of the Notes.  In addition, we currently intend to call for redemption shortly after July 31, 2004, any Notes that remain outstanding in accordance with the terms of the Notes.  See “Risk Factors - Risks Related to the Offer and Notes.”

Q:

What risks should you consider in deciding whether to convert your Notes?

A:

In deciding whether to participate in the offer, you should carefully consider the discussion of risks, uncertainties and factors described in this offering circular, including the sections of this offering circular entitled “Risk Factors” and “Special Factors,” and the section of our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  See “Where You Can Find Additional Information.”

Q:

Will the Common Stock issued upon conversion of the Notes be listed for trading?

A:

Yes, the shares will be listed on the New York Stock Exchange under the symbol “FCX.”  Generally, the Common Stock you will receive upon conversion will be freely tradable, unless you are an affiliate of the Company, as that term is defined in the Securities Act, or you acquired your Notes from an affiliate of the Company in an unregistered transaction.

Q:

Are any Notes held by our directors or officers?

A:

No.  None of our directors, officers or affiliates hold any Notes.

Q:

What is our position on the fairness of the offer, and is our board of directors recommending that you convert your Notes?

A:

For the reasons discussed below, our board of directors has determined that the offer is substantively and procedurally fair to the Note holders.  However, neither we, our board nor any of our advisors or agents is making any recommendation regarding whether or not you should tender Notes in the offer.  Accordingly, you must make your own independent determination as to whether or not you wish to tender your Notes.  See “Special Factors – Fairness of the Offer.”

Q:

Do we have the current authority to issue the Common Stock?

A:

Yes.  The Common Stock we propose to issue upon conversion of the Notes represents currently authorized shares of our Common Stock, which our board of directors has authorized and which may be issued without stockholder approval.  Provided that the conditions described under the section of this offering circular entitled “The Offer - Conditions to the Offer” have been satisfied, and unless the offer has been terminated by us, we intend to issue Common Stock for properly tendered Notes promptly following the expiration of the offer.  For more information regarding the timing of the issuance of Common Stock in the offer, we refer you to the section of this offering circular entitled “Procedures for Participating in the Offer – Acceptance of Notes for Conversion and Payment; Delivery of Common Stock.”

Q:

How will we pay the Conversion Premium for and interest on the Notes converted in the offer?

A:

We intend to pay the Conversion Premium for and interest on all Notes converted in the offer from cash on hand.  Provided that the conditions described under the section of this offering circular entitled “The Offer – Conditions to the Offer” have been satisfied, and unless the offer has been terminated by us, we intend to pay the Conversion Premium for and interest on properly tendered Notes promptly following the expiration of the offer.  We will be reimbursed for payment of such amounts upon release of cash that we previously placed in escrow for payment of future interest on the Notes.

Q:

Are there any material conditions to the offer?

A:

Our completion of the offer is contingent upon:

  the absence of any determination that the offer violates any law, rule or interpretation of the SEC staff;

  the absence of any pending or threatened proceeding that materially impairs our ability to complete the offer;

  the absence of any material adverse development in any existing legal proceeding involving us or any of our subsidiaries;

  the absence of any material adverse change in the trading price of the Notes or Common Stock in any major securities or financial market, or in the United States trading markets generally;

  the absence of any material adverse change in our business, financial condition or operations; and

  the absence of any war or armed hostilities or other national or international calamity directly or indirectly involving the United States or the Republic of Indonesia.

If any of these conditions are not satisfied or waived by us, we will not be obligated to complete the offer and pay the Conversion Premium for any properly tendered Notes.  However, even if all of these conditions are satisfied, we reserve the right to terminate the offer for any or no reason and not convert any properly tendered Notes. See “The Offer - Conditions to the Offer.”

Q:

What are the federal income tax consequences to you of participating in the offer?

A:

You may recognize income, gain or loss upon the conversion of a Note into shares of our Common Stock and cash pursuant to the offer (1) to the extent of the cash attributable to accrued interest not previously included in income , which will be taxable as ordinary income, (2) with respect to cash received in lieu of a fractional share, and (3) to the extent of the Conversion Premium.  For more information regarding the tax consequences to you as a result of participating in the offer, we refer you to the section of this offering circular entitled “Certain United States Federal Income Tax Considerations.”  The tax consequences you may experience as a result of participating in the offer will depend on your individual situation. You should consult your tax advisor for a full understanding of these tax consequences.

Q:

How will we account for the offer?

A:

We will reclassify the carrying amount of converted Notes from debt to equity on our balance sheet, as well as reclassify from other assets to equity our unamortized issuance costs associated with selling the Notes in 2001.  We will also recognize a charge to net income.  For further information, we refer you to the section of this offering circular entitled “The Offer - Accounting Treatment.”

Q:

Is our financial condition relevant to your decision to convert your Notes in the offer?

A:

Yes.  We are obligated to make from time to time interest, principal, dividend and other payments with respect to our outstanding debt and preferred stock.  We currently have sufficient cash to pay the Conversion Premium for any Notes tendered for conversion in the offer.  However, if you do not tender your Notes in the offer, we cannot assure you that we will be able to pay the Notes at maturity.  For further information, we refer you to the section of this offering circular entitled “Pro Forma Summary of Debt Maturities.”  Our financial condition is also relevant to the extent you elect to retain any Common Stock issued to you in connection with converting your Notes in the offer.  Note holders must make their own independent assessment of the market risks associated with holding Notes or Common Stock.  See “Special Factors -Fairness of Offer.”

Q:

Will we receive any proceeds from the offer?

A:

No.

Q:

By what date must you tender your Notes for conversion and when does the offer expire?

A:

To participate in the offer, you must properly tender your Notes for conversion no later than 12:00 midnight, New York City time, on January 6, 2004, unless such date is extended by us.  For more information regarding the time period for tendering your Notes for conversion, we refer you to the section of this offering circular entitled “Procedures for Participating in the Offer.”

Q:

Under what circumstances may we extend or terminate the offer?

A:

We can extend the offer in our sole and absolute discretion, and we reserve the right to do so. During any extension of the offer, the Notes that were previously tendered for conversion and not withdrawn will remain subject to the offer.  In addition, we expressly reserve the right to terminate the offer and not pay the Conversion Premium if any of the events described in the section of this offering circular entitled “The Offer - Conditions to the Offer” occurs or for any or no reason within our sole and absolute discretion. For more information regarding our right to extend or terminate the offer, we refer you to the section of this offering circular entitled “The Offer.”

Q:

How will you be notified if the offer is extended or amended?

A:

We will issue a press release or otherwise publicly announce any extension or amendment of the offer.  The release or announcement of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the offer.  For more information regarding notification of extensions or amendments of the offer, we refer you to the section of this offering circular entitled “The Offer.”

Q:

How do you tender your Notes for conversion?

A:

If your Notes are held in the name of a broker, dealer or other nominee, the Notes may be tendered by your nominee through The Depository Trust Company.  If your Notes are not held in the name of a broker, dealer or other nominee, you must tender your Notes, together with a completed Special Conversion Letter of Transmittal and any other documents required thereby, to our conversion agent, no later than the time the offer expires.  For more information regarding the procedures for tendering your Notes, we refer you to the section of this offering circular entitled “Procedures for Participating in the Offer.”

Q:

When will you receive cash and the Common Stock in conversion for your Notes?

A:

Subject to the satisfaction or waiver of all conditions to the offer, and assuming we have not elected to terminate or amend the offer, we will accept for conversion Notes that are properly tendered for conversion and not withdrawn prior to the expiration of the offer at 12:00 midnight, New York City time, on January 6, 2004, unless such date is extended by us.  Promptly following that date, Common Stock and cash will be delivered in exchange for properly tendered Notes.  For more information regarding our obligation to pay cash for tendered Notes, we refer you to the section of this offering circular entitled “Procedures for Participating in the Offer - Acceptance of Notes for Conversion and Payment; Delivery of Common Stock.”

Q:

What will happen if your Notes are not accepted for conversion in the offer?

A:

If we decide for any reason not to accept any Notes that have been tendered for conversion in the offer, we will arrange for the conversion agent to return the Notes to the holder who elected to convert, at our expense, promptly after the expiration or termination of the offer.  The Depository Trust Company will credit any withdrawn or unaccepted Notes to the tendering holder’s account at DTC. For more information, we refer you to the section of this offering circular entitled “Procedures for Participating in the Offer.”

Q:

What is the deadline and what are the procedures for withdrawing your previously tendered Notes?

A:

You may withdraw previously tendered Notes at any time before the expiration date for the offer unless theretofore accepted for conversion pursuant to the offer.  To withdraw previously tendered Notes, you are required to deliver a written notice of withdrawal to our conversion agent, with all the information required by the notice of withdrawal, prior to the applicable expiration date. For more information regarding your right to withdraw your tendered Notes and the procedures for doing so, we refer you to the section of this offering circular entitled “Procedures for Participating in the Offer – Withdrawal of Tenders.”

Q:

Will holders of our Notes have appraisal or dissenters’ rights in connection with the offer?

A:

No.  Appraisal or dissenters’ rights are not available.  You should read this offering circular for information regarding the rights that are available to you.  See “Where You Can Find Additional Information.”

Q:

Are there any government or regulatory approvals required for the consummation of the offer?

A:

We are not aware of any governmental or federal or state regulatory approvals required for the consummation of the offer, other than filing a Schedule TO with the U.S. Securities and Exchange Commission and otherwise complying with applicable securities laws.

Q:

Who is the conversion agent for the offer?

A:

The Bank of New York is the conversion agent for the offer.  For further information, we refer you to the section of this offering circular entitled “Conversion Agent.”

Q:

To whom can you direct your questions about the offer?

A:

If you have questions regarding the information in this offering circular or the offer, please contact us or our information agent at the telephone number or address listed below. If you have questions regarding the procedures for tendering your Notes for conversion or require assistance in tendering your Notes, please contact our conversion agent, The Bank of New York, at the telephone number or address listed below.  If you would like additional copies of this offering circular, our 2002 Annual Report on Form 10-K, our 2003 quarterly reports on Form 10-Q, our current reports on Form 8-K, our 2003 annual meeting proxy statement on Schedule 14A, or our March 12, 2002 prospectus describing the Notes, please contact us or our information agent at the telephone number or address listed below.

Conversion Agent:	Information Agent:
The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street – 7 East New York, New York 10286 Attention: Ms. Carolle Montreuil Phone number: (212) 815-5920	Georgeson Shareholder Communications Inc. 17 State Street New York, New York 10004 Phone number: (800) 843-0129

Company: Freeport-McMoRan Copper & Gold Inc. 1615 Poydras Street New Orleans, Louisiana 70112 Attention: David P. Joint, Investor Relations Phone number: (504) 582-4000

Summary Description of Common Stock

The following summary highlights selected information about the terms of the Common Stock we propose to issue upon conversion of the Notes.  For a more detailed description of our Common Stock, we refer you to the full text of our amended and restated certificate of incorporation.  See “Where You Can Find Additional Information.”

Issuer	Freeport-McMoRan Copper & Gold Inc.
Securities Offered	Class B Common Stock.
Shares Outstanding

As of November 30, 2003, we had 171.8 million shares of Common Stock outstanding.  If all of our outstanding Notes are converted in the offer, we will have approximately 192.3 million outstanding shares.  If all of our outstanding Notes are converted and all of our Step-Up Convertible Preferred Stock is converted into Common Stock  (see “ – Recent Development”), we will have approximately 204.0 million outstanding shares of Common Stock.

Listing	Our Common Stock is listed on the New York Stock Exchange under the symbol “FCX.”
Voting Rights	Holders of our Common Stock are entitled to one vote for each share held. Holders of Common Stock are entitled to vote on all matters submitted to the stockholders.
Rank	The Common Stock ranks junior to all of our currently outstanding preferred stock as to the payment of dividends and liquidation distributions and ranks junior to all of our outstanding debt.
Liquidity

Generally, the Common Stock you receive as a result of conversion will be freely tradable, unless you are considered an affiliate of ours, as that term is defined in the Securities Act, or you acquired your Notes from an affiliate of ours in an unregistered transaction.

Dividends

There were no cash dividends paid on our Common Stock during 2001 and 2002.  In 2003, our board of directors authorized a new cash dividend policy for our Common Stock providing for an annual cash dividend of $0.36 per share, payable quarterly ($0.09 per share per quarter).  We paid dividends under this policy on May 1, August 1 and November 3, 2003.  In October 2003, our board of directors approved an increase in the cash dividend to $0.80 per share annually ($0.20 per share quarterly), beginning with the February 2004 dividend payment.  The declaration and payment of dividends is at the discretion of our board of directors and will depend on our operating results, cash flow and financial position, future prospects and other factors deemed relevant by the board.  In addition, payment of dividends on our Common Stock is subject to limitations under the indenture governing our 10⅛% senior notes and, under certain conditions, our corporate credit facility.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information appearing in this offering circular and the documents to which we refer you, including those incorporated by reference, before deciding whether or not to convert your Notes in the offer.  Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flow and results of operations.

Risks Related to the Offer and Notes

If we complete the offer, the liquidity of the trading market for Notes that are not tendered for conversion may be adversely affected and persons who continue to hold Notes may find it more difficult to sell them at the time or for the price they want.

Although the Notes are listed for trading on the New York Stock Exchange, there is currently a limited trading market for the Notes.  To the extent that Notes are tendered and accepted for payment and conversion in the offer, the trading market for the remaining Notes may become even more limited or may cease altogether.  In addition, depending upon the number of Notes accepted for payment and conversion pursuant to the offer and the number of holders of Notes remaining after consummation of the offer, the Notes may no longer meet the requirements of the New York Stock Exchange for continued listing, which could adversely affect the trading market and could adversely affect the market value of the Notes.  Thus, if you choose not to tender your Notes in the offer, you may find it more difficult to sell your Notes in the future at intervals or prices acceptable to you.

Our stock price has been and may continue to be volatile.

Our mining operations are conducted at a single location in a country that is considered to have significant political risks and, unlike more diversified mining companies, we mine only copper, gold and silver from a single location. In addition, we have significant debt. As a result, our stock price has historically been more volatile than the stock prices of many other companies in the mining industry. Moreover, the trading price of our Common Stock has been and may continue to be subject to large fluctuations and, therefore, the trading price of the Notes may fluctuate significantly, which may result in losses to investors. The price of our Common Stock may fluctuate in response to a number of events and factors, including:

         -        current events affecting the political, economic and social situation in Indonesia;

         -        trends in the mining industry and the markets in which we operate;

         -        changes in the market prices of gold and copper;

         -        changes in financial estimates and recommendations by securities analysts;

         -        quarterly variations in operating results;

         -        the operating and stock price performance of other mining companies; and

         -        purchases or sales of blocks of our Common Stock.

The payment of dividends on our Common Stock is subject to the discretion of our board of directors and limitations in our 10⅛%  senior notes due 2010.

In connection with our determination to make the offer, we have assumed that our board of directors will continue to declare quarterly dividends of $0.20 per share under our new dividend policy.  However, the declaration and payment of dividends is at the discretion of our board of directors and will depend on our operating results, cash flow and financial position, future prospects and other factors deemed relevant by the board.  In addition, payment of dividends on our Common Stock is subject to limitations under the indenture governing our 10⅛% senior notes and, under certain conditions, our corporate credit facility.  We can provide no assurances that we will pay dividends on our Common Stock in the future.  See “Special Factors – Determination of Conversion Premium” and “Dividend Policy.”

Political and economic conditions in Indonesia have had a negative effect on our credit ratings and any decline in the rating of the Notes may cause their trading price to fall.

The major credit rating agencies have generally had a policy of limiting the credit ratings of companies with operations limited to a particular country to the credit rating for the sovereign debt of that country. As a result of this policy, Standard & Poor’s has assigned a B- rating to our senior unsecured debt, which is one level below its current sovereign credit rating of B for Indonesia. Moody’s Investors Service has assigned a B2 rating to our senior unsecured debt, which is the same as its current sovereign credit rating for Indonesia.  Rating agencies may lower ratings on our debt in the future and, if such a reduction is made, the trading price of the Notes would likely decline.

The Notes have no sinking fund.

We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the Notes, although U.S. government securities secure scheduled interest payments on the Notes through July 2004. Therefore, you will have to rely on our cash flow from operations and our other sources of funds for repayment. If our cash flow from operations and our other sources of funds are not sufficient to make interest and principal payments on the Notes, then you may lose all or part of your investment.

Risks Related to our Business

Because our primary operating assets are located in the Republic of Indonesia, our business may be adversely affected by Indonesian political, economic and social uncertainties beyond our control, in addition to the usual risks associated with conducting business in a foreign country.

Indonesia continues to face political, economic and social uncertainties, including separatist movements and civil and religious strife in a number of provinces. In particular, several separatist groups are opposing Indonesian rule over the province of Papua, where our mining operations are located, and have sought political independence for the province. In response to these demands for political independence, new Indonesian regional autonomy laws became effective January 1, 2001. However, the manner in which these new autonomy laws will be implemented and the degree of political and economic autonomy that they may bring to individual provinces, including Papua, is uncertain and is a current issue in Indonesian politics. Moreover, there have been sporadic attacks on civilians by separatists and sporadic but highly publicized conflicts between separatists and the Indonesian military. Social, economic and political instability in Papua could materially and adversely affect us if this instability results in damage to our property or interruption of our activities.

On August 31, 2002, three people were killed and 11 others were wounded in an ambush by a group of unidentified assailants, who shot at several vehicles transporting international contract schoolteachers from our school in Tembagapura, their family members, and other contractors to PT Freeport Indonesia on the road near Tembagapura, the mining town where the majority of PT Freeport Indonesia’s personnel reside. The identity of the assailants remains uncertain. Some press reports have indicated that members of the military may be responsible for the attack, but military officials have denied these allegations. Some press reports have also indicated that Papuan separatists may be responsible for the attack, but representatives of the separatists have denied these allegations. We, the U.S. government, the central Indonesian government, the Papuan provincial and local governments, and leaders of the local people residing in the area of our operations have condemned the attack. Indonesian authorities and the U.S. Federal Bureau of Investigation continue to investigate the incident and we are cooperating fully with the investigations.

On October 12, 2002, a bombing killed over 200 people in the Indonesian province of Bali, which is 1,500 miles west of our mining and milling operations. Indonesian authorities have arrested 35 people in connection with this bombing and 29 of those arrested have been tried and convicted.  On August 5, 2003, 12 people were killed and over 100 others were injured by a car bomb detonated outside of the JW Marriott Hotel in Jakarta, Indonesia.  A terror suspect will stand trial in Jakarta and face dual charges of involvement in this incident and the October 12, 2002 bombing.  Press reports state that Indonesian police blame both attacks on international terrorist organizations.  Our mining and milling operations were not interrupted by the August 31, 2002, October 12, 2002, or August 5, 2003 incidents.

The Government of Indonesia, which provides security for PT Freeport Indonesia’s personnel and operations, has expressed a strong commitment to protect natural resources businesses operating in Indonesia, including PT Freeport Indonesia, with heightened security following the Bali bombing and the shooting incident near Tembagapura.

We cannot predict whether there will be additional incidents similar to the recent shooting or bombing. If there were to be additional separatist, terrorist or other violence in Indonesia, it could materially and adversely affect our business and profitability in ways that we cannot predict at this time.

With the approval of the Indonesian government in 2001, we temporarily suspended our field exploration activities outside of Block A due to safety and security issues and uncertainty relating to a possible conflict between our mining and exploration rights in certain forest areas covered by the Contracts of Work and an Indonesian law enacted in 1999 prohibiting open-pit mining in forest preservation areas. We cannot predict when we will be able to resume our exploration activities in these areas. We expect to continue to seek renewals of these suspensions for each of the suspended areas if required.

In August 1998, we suspended operations for three days at our Grasberg mine in response to a wildcat work stoppage (not authorized by the workers’ union) by a group of workers, a majority of whom were employees of our contractors. The workers cited employment issues as the reasons for their work stoppage. In March 1996, local people engaged in acts of vandalism that caused approximately $3 million of damage to our property. As a precautionary measure, we closed the Grasberg mine and mill for three days.

Maintaining a good working relationship with the Indonesian government is important to us because all of our mining operations are located in Indonesia and are conducted pursuant to Contracts of Work with the Indonesian government. For a discussion of the risks relating to our Contracts of Work, see the risk factor below. Accordingly, we are also subject to the usual risks associated with conducting business in a foreign country, including the risk of forced modification of existing contracts; changes in the country’s laws or policies, including laws or policies relating to taxation, royalties, imports, exports and currency; and the risk of having to submit to the jurisdiction of a foreign court or having to enforce the judgment of a foreign court or arbitration panel against a sovereign nation within its own territory. In addition, we are subject to the risk of expropriation, and our insurance does not cover losses caused by expropriation.

Our current credit ratings have an impact on the availability and cost of capital to us. Because our primary business operations are in Indonesia, reductions in the sovereign credit ratings of Indonesia have historically had an adverse effect on our credit ratings.

The U.S. military action in Iraq, the terrorist attacks in the United States on September 11, 2001, the potential for additional future terrorist acts and other recent events have created economic and political uncertainties that could materially and adversely affect our business and the prices of our securities.

The U.S. military action in Iraq, the terrorist attacks that took place in the United States on September 11, 2001, the potential for additional future terrorist acts, and other recent events have caused uncertainty in the world's financial and insurance markets and may significantly increase global political, economic and social instability, including in Indonesia, the country in which we primarily operate. In addition to the October 12, 2002, bombing in Bali and August 5, 2003, bombing of the JW Marriott Hotel in Jakarta, there have been anti-American demonstrations in certain sections of Indonesia reportedly led by radical Islamic activists. Radical activists have also threatened to attack foreign assets and have called for the expulsion of United States and British citizens and companies from Indonesia.

It is possible that further acts of terrorism may be directed against the United States domestically or abroad, and such acts of terrorism could be directed against properties and personnel of companies such as ours. The attacks and the resulting economic and political uncertainties, including the potential for further terrorist acts, have caused the premiums charged for our insurance coverages to increase significantly. Moreover, while our property and business interruption insurance covers damages to insured property directly caused by terrorism, this insurance does not cover damages and losses caused by war. Terrorism and war developments may materially and adversely affect our business and profitability and the prices of our securities in ways that we cannot predict at this time.

Our Contracts of Work are subject to termination if we do not comply with our contractual obligations and, if a dispute arises, we may have to submit to the jurisdiction of a foreign court or panel. In addition, unless the Indonesian government permits us to suspend activities under our Contracts of Work, we are required to continue those activities or potentially be declared in default.

PT Freeport Indonesia’s and Eastern Minerals’ Contracts of Work were entered into under Indonesia’s 1967 Foreign Capital Investment Law, which provides guarantees of remittance rights and protection against nationalization. Our Contracts of Work can be terminated by the Government of Indonesia if we do not satisfy our contractual obligations, which include the payment of royalties and taxes to the government and the satisfaction of certain mining, environmental, safety and health requirements. Indonesian government officials have periodically raised questions regarding our compliance with Indonesian environmental laws and regulations and the terms of the Contracts of Work. In order to address these questions, the Indonesian government formed a fact-finding team in 2000 that reviewed our compliance with all aspects of PT Freeport Indonesia’s Contract of Work. When or whether the Indonesian government will release its report on its investigation is uncertain. In addition, we cannot assure you that the Indonesian government’s report, if and when they release it, will conclude that we are complying with all of the provisions of PT Freeport Indonesia’s Contract of Work.

Moreover, in recent years, certain government officials and others in Indonesia have questioned the validity of contracts entered into by the Government of Indonesia prior to October 1999, including PT Freeport Indonesia’s Contract of Work, which was signed in December 1991. We cannot assure you that the validity of, or our compliance with the terms of, the Contracts of Work will not be challenged for political or other reasons. PT Freeport Indonesia’s and Eastern Minerals’ Contracts of Work require that disputes with the Indonesian government be submitted to international arbitration. Notwithstanding the international arbitration provision, if a dispute arises under the Contracts of Work, we face the risk of having to submit to the jurisdiction of a foreign court or having to enforce the judgment of a foreign court or arbitration panel against Indonesia within its own territory.

In addition, our Contracts of Work permit us to suspend certain activities, including exploration, under the contracts for a period of one year by making a written request to the Indonesian government. These suspension requests are subject to the approval of the Indonesian government and are renewable annually. If we do not request a suspension or are denied a suspension, then we are required to continue our activities under the Contract of Work or potentially be declared in default. Moreover, if a suspension continues for more than one year for reasons other than force majeure and the Indonesian government has not approved such continuation, then the Indonesian government would be entitled to declare a default under the Contract of Work.

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

Our ability to make payments on and to refinance our debt depends on our ability to generate sufficient cash flow. This ability, to a significant extent, is subject to commodity prices and general economic, financial, regulatory, political and other factors that are beyond our control. In addition, our ability to borrow funds in the future to service our debt will depend on our meeting the financial covenants in our bank credit facilities, our 10⅛% senior notes due 2010 and other debt agreements we may have in the future. Future borrowings may not be available to us under our bank credit facilities or otherwise in amounts sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could materially and adversely affect our financial condition.

Covenants in our bank credit facilities impose restrictions on us.

Although we currently have no amounts outstanding under our bank credit facilities, our bank credit facilities:

  restrict the repurchase of, and payment of dividends on, our common stock under certain circumstances;

  limit, among other things, our ability to:

  incur additional indebtedness;

  make investments;

  engage in transactions with affiliates;

  create liens on our assets; and

  require us to maintain specified financial ratios and satisfy financial condition tests.

Events beyond our control, including changes in general economic and business conditions, may affect our ability to satisfy these covenants, which could result in a default under our bank credit facilities. If an event of default under our bank credit facilities occurs, the banks could elect to declare all amounts outstanding thereunder, if any, together with accrued interest, to be immediately due and payable. An event of default under our bank credit facilities may also give rise to an event of default under our existing and future debt agreements.

Covenants in our 10⅛% senior notes due 2010 also impose restrictions on us.

Our 10⅛% senior notes limit, among other things, our ability to:

  repurchase, redeem and pay dividends on our common stock;

  incur additional indebtedness;

  make investments;

  engage in transactions with affiliates; and

  create liens on our assets.

Our mining operations create difficult and costly environmental challenges, and future changes in environmental laws, or unanticipated environmental impacts from our operations, could require us to incur increased costs.

Mining operations on the scale of our operations in Papua involve significant environmental risks and challenges. Our primary challenge is to dispose of the large amount of crushed and ground rock material, called tailings, that results from the process by which we physically separate the copper, gold and silver from the ore that we mine. Under our tailings management plan, the river system near our mine transports the tailings to the lowlands where deposits of the tailings and natural sediments are controlled through a levee system for future revegetation and reclamation. We incurred aggregate costs relating to tailings management of $6.6 million in the first nine months of 2003, $7.0 million in 2002, $9.7 million in 2001 and $8.2 million in 2000.

Another of our major environmental challenges is managing overburden, which is the rock that must be moved aside in order to reach the ore in the mining process. In the presence of air, water and naturally occurring bacteria, some overburden can cause acid rock drainage, or acidic water containing dissolved metals which, if not properly managed, can have a negative impact on the environment.

Certain Indonesian governmental officials have from time to time raised issues with respect to our tailings management plan and overburden management plan, including a suggestion that a pipeline system rather than our current system be implemented for tailings disposal. Our ongoing assessment of tailings management has identified significant unresolved technical, environmental and economic issues associated with a pipeline system. Because our mining operations are remotely located in steep mountainous terrain and in an active seismic area, a pipeline system would be costly, difficult to construct and maintain, and more prone to catastrophic failure. For these reasons, we do not believe that a pipeline system is practical.

We anticipate that we will continue to spend significant financial and managerial resources on environmental compliance. In addition, changes in Indonesian environmental laws or unanticipated environmental impacts from our operations could require us to incur significant additional costs.

The volume and grade of the reserves we recover and our rates of production may be more or less than we anticipate. In addition, we do not expect to mine all of our reserves before the initial term of our Contract of Work expires.

Our reserve amounts are determined in accordance with established mining industry practices and standards, but are only estimates of the mineral deposits that can be economically and legally recovered. In addition, our mines may not conform to standard geological expectations. Because ore bodies do not contain uniform grades of minerals, our metal recovery rates will vary from time to time, which will result in variations in the volumes of minerals that we can sell from period to period. Some of our reserves may become unprofitable to develop if there are unfavorable long-term market price fluctuations in copper and gold, or if there are significant increases in our operating and capital costs. In addition, our exploration programs may not result in the discovery of additional mineral deposits that we can mine profitably.

All of our current proven and probable recoverable reserves, including the Grasberg deposit, are located in Block A. The initial term of our Contract of Work covering these reserves expires at the end of 2021. We can extend this term for two successive 10-year periods, subject to the approval of the Indonesian government, which cannot be withheld or delayed unreasonably. Our reserve amounts reflect our estimates of the reserves that can be recovered before 2041 (i.e., before the expiration of the two 10-year extensions) and our current mine plan has been developed and our operations are based on our receiving the two 10-year extensions. As a result, we do not anticipate the mining of all of our reserves prior to the end of 2021 based on our current mine plan, and there can be no assurance that the Indonesian government will approve the extensions. Prior to the end of 2021, we expect to mine approximately 58 percent of aggregate proven and probable recoverable ore, representing approximately 65 percent of PT Freeport Indonesia’s share of recoverable copper reserves and approximately 74 percent of PT Freeport Indonesia’s share of recoverable gold reserves.

Our profitability can vary significantly with fluctuations in the market prices of copper and gold.

Our revenues are derived primarily from the sale of copper concentrates, which also contain significant amounts of gold and silver, and from the sale of copper cathodes, anodes, wire rod and wire. Although we sell most of our copper concentrates under long-term contracts, the selling price is based on world metal prices at or near the time of shipment and delivery.

Copper and gold prices fluctuated widely in 2002 and 2003, primarily due to the slowdown in global economic activity and the economic and political uncertainties created by the terrorist attacks in the United States on September 11, 2001. During 2002, the daily closing prices on the London spot market ranged from 64 cents to 77 cents per pound for copper and $278 to $349 per ounce for gold.  From January 1, 2003 through December 5, 2003, the daily closing prices on the London spot market ranged from 70 cents to 98 cents per pound for copper and $320 to $403 per ounce for gold.

World metal prices for copper have historically fluctuated widely and are affected by numerous factors beyond our control, including:

  the strength of the United States economy and the economies of other industrialized and developing nations;

  available supplies of copper from mine production and inventories;

  sales by holders and producers of copper;

  demand for industrial products containing copper; and

  speculation.

World gold prices have also historically fluctuated widely and are affected by numerous factors beyond our control, including:

  the strength of the United States economy and the economies of other industrialized and developing nations;

  global or regional political or economic crises;

  the relative strength of the United States dollar and other currencies;

  expectations with respect to the rate of inflation;

  interest rates;

  sales of gold by central banks and other holders;

  demand for jewelry containing gold; and

  speculation.

Any material decrease in market prices of copper or gold would materially and adversely affect our results of operations and financial condition.

In addition to the usual risks encountered in the mining industry, we face additional risks because our operations are located on difficult terrain in a very remote area.

Our mining operations are located in steeply mountainous terrain in a very remote area in Indonesia. Because of these conditions, we have had to overcome special engineering difficulties and to develop extensive infrastructure facilities. In addition, the area receives considerable rainfall, which has led to periodic floods and mudslides. The mine site is also in an active seismic area and has experienced earth tremors from time to time. In addition to these special risks, we are also subject to the usual risks associated with the mining industry, such as the risk of encountering unexpected geological conditions that may result in cave-ins and flooding of mine areas. Our insurance may not sufficiently cover an unexpected natural or operating disaster.

On October 9, 2003, a slippage of material occurred in a section of the Grasberg open pit.  The slippage resulted in eight fatalities.  All material involved in the affected mining areas has been removed.  The event adversely affected our short term mine sequencing plans and our fourth quarter 2003 production, but we do not expect the event to affect our long term mine plans.

Movements in foreign currency exchange rates or interest rates could negatively affect our operating results.

All of our revenues and significant costs are denominated in U.S. dollars. However, some of our costs, assets and liabilities are denominated in Indonesian rupiah, Australian dollars or euros. As a result, we are generally less profitable when the U.S. dollar weakens against these foreign currencies.

The Indonesian rupiah/U.S. dollar exchange rate was volatile during 2002 and the first nine months of 2003. The rupiah/U.S. dollar daily closing exchange rate ranged from 8,425 to 10,510 rupiah per U.S. dollar during 2002, and on December 31, 2002, the closing exchange rate was 8,940 rupiah per U.S. dollar. On September 30, 2003, the closing exchange rate was 8,390 rupiah per U.S. dollar. The Australian dollar/U.S. dollar and euro/U.S. dollar exchange rates also fluctuated substantially in 2002 and 2003. During 2002, the Australian dollar/U.S. dollar daily closing exchange rate ranged from $0.51 to $0.58 per Australian dollar and the euro/U.S. dollar daily closing exchange rate ranged from $0.84 to $0.96 per euro. On December 31, 2002 and September 30, 2003, the closing exchange rates were $0.56 per Australian dollar and $1.05 per euro and $0.68 per Australian dollar and $1.17 per euro, respectively.

From time to time, we have in the past and may in the future implement currency hedges intended to reduce our exposure to changes in foreign currency exchange rates. However, our hedging strategies may not be successful, and any of our unhedged foreign exchange payment requirements will continue to be subject to market fluctuations. In addition, our bank credit facilities are based on fluctuating interest rates. Accordingly, an increase in interest rates could adversely affect our results of operations and financial condition.

SPECIAL FACTORS

Background of and Reasons for the Offer

The offer is one component of our comprehensive plan to reduce our debt, extend our debt maturities, and simplify our capital structure.  Thus far during 2003, we have issued $500 million of senior notes due 2010 and $575 million of senior convertible notes due 2011,

  repaid $310 million of senior notes,

  repaid $279 million of credit facility debt,

  redeemed $210.5 million of our gold-denominated preferred stock,

  completed privately negotiated transactions with Note holders resulting in the early conversion of $311.1 million principal amount of the Notes (or approximately 51.5% of the Notes then outstanding) into Common Stock, and called for redemption $350 million of our step-up convertible preferred stock, all or substantially all of which we expect to be converted into our Common Stock based on current trading prices, as further discussed under “Summary - Recent Development.”

See “Where You Can Find Additional Information.”

The purpose of the offer is to induce conversion of the Notes that were not converted into Common Stock in the privately negotiated transactions referred to above.  We believe conversion of the remaining Notes pursuant to the offer will strengthen our balance sheet by further reducing our outstanding debt, while also reducing our interest expense and eliminating or reducing the uncertainty and potential effects on the market for our Common Stock associated with the possible future conversion of the Notes.  The Notes are callable by us after July 31, 2004, and we currently intend to call for redemption shortly after such date any Notes that remain outstanding in accordance with the terms of the Notes.  In accordance with those terms, the cash redemption price at such time would be 102.75% of the principal amount, plus accrued and unpaid interest to (but excluding) the redemption date.

In deciding to make the offer, we considered the fact that the trading prices of the Notes have become increasingly more correlated with the trading prices of our Common Stock due to the substantial increase in the trading price of our Common Stock since the Notes were issued.  See “Price Ranges for Notes and Common Stock and Quarterly Cash Dividends.”

In connection with making the offer, we considered the alternative of calling for redemption all of the currently outstanding Notes after July 31, 2004.  We determined, however, that making the offer was more consistent with our objectives of reducing debt and simplifying our capital structure because it allows us to convert indebtedness to equity at this time.

Plans of the Company after the Offer; Effects of the Offer

Following the consummation of the offer, we plan to continue to conduct our business and operations substantially as they are currently being conducted.  Although we continually evaluate the merits of potential commercial and strategic transactions, we currently have no plans or proposals under consideration that would result in:

  the acquisition by any person of any material amount of additional securities of the company, or the disposition by the company of any material amount of securities of the company;

  an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving us or any of our subsidiaries;

  any change in our present board of directors or management, including but not limited to a plan or proposal to change the number or term of our directors, to fill any existing vacancy on our board of directors or to change any material term of the employment contract of any of our executive officers;

  any material change in our recently announced dividend policy or our indebtedness or capitalization, except for the recent call for redemption of our Step-Up Convertible Preferred Stock (see "Summary - Recent Development") and the application from time to time of available cash to repay outstanding debt;

  any other material change in our corporate structure or business; or

  any changes in our certificate of incorporation or bylaws or any other actions that may impede the acquisition or control of the company by any person.

Holders of Notes who convert their Notes in the offer will receive Common Stock and the Conversion Premium, as well as accrued interest and cash in lieu of a fractional share.

Although the Notes are listed for trading on the New York Stock Exchange, there is currently limited trading in the Notes.  To the extent that Notes are tendered for conversion in the offer, the trading market for the remaining Notes may become even more limited or may cease altogether.  In addition, depending upon the number of Notes exchanged and accepted for conversion pursuant to the offer and the number of holders of Notes remaining after consummation of the offer, the Notes may no longer meet the requirements of the New York Stock Exchange for continued listing, which could adversely affect the trading market and market value of the Notes.  As a result, if your choose not to tender your Notes in the offer, you may find it more difficult to sell your Notes in the future at intervals or prices acceptable to you.

The Notes are currently registered under the Exchange Act.  Registration of the Notes may be terminated by us upon application to the SEC pursuant to Section 12(g)(4) of the Exchange Act if the Notes are neither held by 300 or more holders of record nor listed on a national securities exchange.  All Notes tendered in the offer will be retired and canceled.

For a discussion of certain federal income tax consequences of the offer applicable to holders of Notes, see “Certain United States Federal Income Tax Considerations.”

For a discussion of how we will account for the offer, see “The Offer – Accounting Treatment.”

Determination of Conversion Premium

We have structured the offer to give Note holders the opportunity to receive a combination of cash and Common Stock that we believe, after consultation with our financial advisor, is more advantageous to Note holders than the rights Note holders would possess if they refrained from tendering in the offer (or if we elected not to make the offer).

Whether or not the offer is completed, we currently intend to exercise our right to call for redemption all Notes outstanding on July 31, 2004 shortly after such date at a price of 102.75% of the principal amount of the Notes, plus accrued and unpaid interest to (but excluding) the redemption date, subject to the holders’ right to convert their Notes at a conversion price of $14.30 per share.  As long as the market price of our Common Stock remains above 102.75% of such conversion price (or $14.69 per share) at such time, Note holders would receive upon conversion Common Stock with a greater market value than the cash payment they otherwise would receive upon redemption, and can therefore be expected to exercise their conversion rights.  Assuming we called the Notes promptly after July 31, 2004, Note holders electing to convert their Notes at that time would receive the same number of shares of Common Stock they would receive if they tendered in the offer (assuming the holder holds the same principal amount of Notes at both such dates).  The only difference in the consideration received by a tendering and non-tendering holder would be the aggregate cash payments the holder would receive from us (whether in the form of interest, dividends or conversion premium).

Non-tendering holders will continue to receive interest on their Notes to (but excluding) the redemption date or, in the event of conversion, through the interest payment date preceding the conversion date.  Tendering holders, on the other hand, would forego the receipt of any further interest on the Notes after the conversion date, but would receive dividend payments with respect to the Common Stock received in the offer (assuming our board continues the policy described below in “Dividend Policy”).  The Conversion Premium is designed to compensate Note holders for their foregone interest by providing a cash payment higher than the difference between such foregone interest less the projected amount of the holders’ cash dividends with respect to the Common Stock received in the offer.

The following table illustrates the cash payments that tendering and non-tendering holders of Notes can expect to receive through August 1, 2004, the date on which we may exercise our right to call for redemption all of the outstanding Notes:

	Tendering (1)	Non-tendering (2)

Conversion Premium	$20.00	$ -
Accrued interest through January 5, 2004	35.52	—
Interest payment due January 31, 2004	—	41.25
Common Stock dividend – February 1, 2004 (3)	13.99	—
Common Stock dividend – May 1, 2004 (3)	13.99	—
Interest payment due July 31, 2004	—	41.25
Common Stock dividend – August 1, 2004 (3)	13.99	—
Total	$97.49	$82.50

__________

(1)

Represents amounts that would be payable upon the conversion of $1,000 principal amount of Notes in the offer, including dividends payable with respect to Common Stock received upon conversion of such Notes.

(2)

Represents interest payments that would be payable with respect to $1,000 principal amount of Notes.

(3)

Assumes quarterly payment of dividends of $0.20 per share of Common Stock under our new dividend policy.  The declaration and payment of dividends is at the discretion of our board of directors and will depend on our operating results, cash flow and financial position, future prospects and other factors deemed relevant by the board.  We can provide no assurances that we will pay dividends on our Common Stock in the future.  See “Risk Factors” and “Dividend Policy.”

Fairness of Offer

Our board of directors believes that the offer is fair to all Note holders, both substantively and procedurally, and has unanimously approved the transaction.

Substantive Fairness

In making its determination regarding the substantive fairness of the offer, the board considered a number of factors, including the following:

  Amount of Payments.  As indicated in the preceding section entitled “- Determination of Conversion Premium,” the board believes that the Conversion Premium has been calculated to offer Note holders a combination of cash and Common Stock that is more advantageous than the rights a Note holder would possess if it refrained from tendering in the offer (or if we elected not to make the offer).

  Benefits to the Company.  The board believes completion of the offer will enhance the company's financial position by strengthening its balance sheet, reducing interest costs and eliminating future uncertainties associated with the Notes' conversion features, and that the benefits of these enhancements will accrue to Note holders whether or not they tender their Notes.  The board noted that the company can fund the cash payments required under the offer with available cash, and will not be required to borrow any funds to complete the transaction.

  Financial Advisor.  Although our financial advisor has not rendered any report, opinion or appraisal relating to the fairness of the offer, we did review our methodologies with such advisor in connection with determining the Conversion Premium.

  Liquidity.  Tendering Note holders will receive Common Stock, which has a more liquid trading market than the trading market for the Notes.

  Other Factors.  The board also considered current and historical trading prices of the Notes and Common Stock, and information provided by management concerning our business, financial condition, results of operations, current business strategy, future business prospects, and material risk exposures.  In the context of this transaction, the board did not deem it necessary or relevant to consider the value of the offer’s consideration as compared to going concern values, liquidation values, book values or similar values.

In approving the offer, the board weighed its costs and risks, including the transaction costs associated with the offer, the risk of not completing the offer, and the potential adverse impact of the offer on the trading market for untendered Notes.  However, the board determined that the benefits of the offer outweighed these costs and risks.

Procedural Fairness

Our board also believes the offer is procedurally fair for a number of reasons, including the following:

  Lack of Coercion.  The board noted that Note holders are completely free to accept or reject the offer in their sole discretion.  If Note holders disagree with our methodology for determining the Conversion Premium (or wish to forego the offer for any other reason), they will retain their Notes and the right to convert them in the future at the same conversion price applicable to the offer.  Accordingly, the conversion rights currently held by Note holders will not be forfeited or diminished if a holder does not tender.  Apart from reduced liquidity in the market for the Notes following consummation of the offer, the board is unaware of any potential adverse effect of the offer on Note holders who decline to tender.

  Conversion Price.  The board noted that the $14.30 conversion price applicable to the offer was negotiated at arm's-length in 2001 when the Notes were originally issued.

  No Affiliated Parties.  Because none of the Notes are held by our affiliates, none of our directors or executive officers had any conflict of interest in considering or approving the offer.

  Sophistication of Note Holders.  The board believes, after consultation with its financial advisor, that all or a substantial portion of the Notes are held by sophisticated investors who are fully capable of reviewing our valuation methodologies and making an informed decision.

Other

The foregoing discussion is not intended to be exhaustive.  It is intended to address the principal factors upon which the board based its determination that the offer is fair to all Note holders.  In concluding that the offer is substantively and procedurally fair, our board considered all factors as a whole and did not assign specific weight to specific factors.

Given the consensus of our board that the offer is fair to Note holders, the board did not appoint a committee of independent directors or retain an independent representative to negotiate the terms of the offer.  Similarly, although management consulted with its financial advisor, the board did not retain an independent advisor to prepare any report, opinion or appraisal relating to the consideration, or the fairness of the consideration, to be offered pursuant to the offer.  The offer does not require the approval of the Note holders or our stockholders, and, given the voluntary nature of the offer, we do not believe any such approvals are necessary or appropriate.

The board is making the offer at this time for the reasons addressed above under “- Background of and Reasons for the Offer.”  The market risks to Note holders of converting Notes into Common Stock in the offer may differ from the market risks to Note holders of converting Notes into Common Stock at a later date.  Although the board believes the offer is fair, it has not taken into account the market risk to holders associated with converting their Notes now as opposed to later.  Note holders must make their own independent assessment of these market risks.

NEITHER WE, OUR BOARD NOR ANY OF OUR ADVISORS OR AGENTS IS MAKING ANY RECOMMENDATION REGARDING WHETHER OR NOT YOU SHOULD TENDER NOTES IN THE OFFER.  ACCORDINGLY, YOU MUST MAKE YOUR OWN INDEPENDENT DETERMINATION AS TO WHETHER OR NOT YOU WISH TO TENDER YOUR NOTES.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2003:

  on an actual basis; and

  on a pro forma basis as adjusted giving effect to the offer (assuming the conversion of all outstanding Notes for Common Stock and the cash payments described herein), the estimated expenses of the offer and the anticipated conversion of all of the outstanding depositary shares representing shares of our Step-Up Convertible Preferred Stock into shares of our Common Stock.    See “Summary - Recent Development.”

In the following table, “FCX” refers only to Freeport-McMoRan Copper & Gold Inc.

	September 30, 2003
	Actual	Pro Forma As Adjusted
	(In thousands)
Cash, cash equivalents and restricted investments and cash (1)	$ 563,178	$ 544,935
Long-term debt, including current portion and short-term borrowings: FCX Credit facilities (2)	$ —	$ ―
7.50% senior notes due 2006 (3)	66,516	66,516
7.20% senior notes due 2026 (4)	73,451	73,451
8¼% convertible senior notes due 2006 (5)	292,604	—
Equipment note payable	19,250	19,250
10⅛% senior notes due 2010	500,000	500,000
7% convertible senior notes due 2011	575,000	575,000
Gold-denominated preferred stock, series II (6)	167,379	167,379
Silver-denominated preferred stock (6)	37,503	37,503
PT Puncakjaya Power Bank term loan	247,215	247,215
PT Freeport Indonesia Credit facilities (2)	—	—
Infrastructure asset financings	4,174	4,174
Equipment and other notes payable	76,940	76,940
Atlantic Copper Bank term loan	88,000	88,000
Bank working capital revolver	54,944	54,944
Other notes payable	125,178	125,178
Total long-term debt, including current portion and short-term borrowings	2,328,154	2,035,550
Stockholders’ equity:
Step-up convertible preferred stock (7)	349,990	—
Class B common stock, 247,543,914 shares issued (170,909,710 shares outstanding) (8)(9)	24,754	27,970
Capital in excess of par value of common stock	1,104,073	1,736,491
Retained earnings	662,107	647,888
Accumulated other comprehensive income	11,091	11,091
Common stock held in treasury — 76,634,204 shares, at cost	(1,374,043)	(1,374,043)
Total stockholders’ equity	777,972	1,049,397
Total capitalization	$3,106,126	$3,084,947

__________

(1)

Includes $23.8 million of U.S. government securities and accrued interest pledged as security for our outstanding Notes, which are held in escrow to pay scheduled interest payments on the Notes through July 31, 2004.  Also includes $10.8 million held in escrow as security for certain Atlantic Copper debt.

(2)

In October 2003, the company and PT Freeport Indonesia entered into an amended $165 million revolving credit facility that matures in September 2006.

(3)

Due November 15, 2006, after the maturity of the Notes.

(4)

Although due in 2026, the holders of $68.9 million of our 7.20% senior notes elected early repayment in November 2003.

(5)

Assumes that all outstanding Notes will be converted pursuant to the offer.

(6)

In accordance with Statement of Financial Accounting Standards No. 150, our mandatorily redeemable preferred stock was classified as debt effective as of July 1, 2003.

(7)

Assumes that all such stock will be converted into Common Stock in the manner described under “Summary - Recent Development.”

(8)

Pro forma as adjusted includes approximately 20.5 million shares issuable upon conversion of the Notes and 11.7 million shares issuable upon conversion of our Step-Up Convertible Preferred Stock.  See notes 5 and 7 above.

(9)

In addition to the number of shares shown, (a) approximately 11.7 million shares are authorized for issuance upon conversion of our Step-Up Convertible Preferred Stock (see note 8 above), (b) approximately 20.5 million shares are authorized for issuance upon conversion of the outstanding Notes, (c) approximately 10.8 million shares are authorized for issuance upon the exercise of employee stock options, (d) approximately 18.6 million shares are authorized for issuance upon conversion of our 7% convertible senior notes, and (e) approximately 0.2 million shares are authorized for issuance upon the vesting of employee restricted stock units.

_________________________

PRICE RANGES FOR NOTES AND COMMON STOCK AND QUARTERLY CASH DIVIDENDS

Our Notes trade on the New York Stock Exchange under the symbol “FCX06.” The following table sets forth for the period indicated the range of high and low sales prices for our Notes since they were registered in the first quarter of 2002 as reported by Bloomberg L.P.

	High	Low
2002 First Quarter	$ 146.28	$ 118.32
Second Quarter	166.93	142.71
Third Quarter	151.19	112.92
Fourth Quarter	134.58	103.00
2003 First Quarter	143.97	136.54
Second Quarter	178.89	138.26
Third Quarter	244.34	173.40
Fourth Quarter (through December 5, 2003)	319.38	240.45

Our Common Stock trades on the New York Stock Exchange under the symbol “FCX.”  The following table sets forth the range of high and low sales prices for our Common Stock for the periods indicated, as reported on the New York Stock Exchange composite tape, and the quarterly cash dividend per share paid by us.

	High	Low	Quarterly Cash Dividend
2001 First Quarter	$ 14.69	$ 8.31	—
Second Quarter	17.15	11.05	—
Third Quarter	12.98	10.23	—
Fourth Quarter	14.24	9.40	—

	High	Low	Quarterly Cash Dividend
2002 First Quarter	$17.84	$13.06	—
Second Quarter	20.83	16.60	—
Third Quarter	18.50	11.75	—
Fourth Quarter	16.96	9.95	—
2003 First Quarter	$19.30	$16.01	—
Second Quarter	25.70	16.72	$0.09
Third Quarter	34.57	23.45	0.09
Fourth Quarter (through December 5, 2003)	45.85	32.73	0.09

On December 5, 2003, the most recent practicable date prior to the printing of this offering circular, the last reported sale price of our Notes and our Common Stock was $319 per Note and $45.26 per share, respectively.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the unaudited consolidated ratios of earnings to fixed charges and preferred stock dividends for the company on a historical and pro forma basis:

	Nine Months Ended September 30, 2003	Years Ended December 31,
		2002	2001	2000	1999	1998
Ratio of earnings to fixed charges and preferred stock dividends	3.3x	2.5x	2.1x	1.7x	2.2x	1.9x
Pro forma as adjusted ratio of earnings to fixed charges and preferred stock dividends(1)	4.5x

________________

(1)

On a pro forma basis as adjusted to give effect to (i) the offer, assuming the conversion of all the Notes for Common Stock in the offer and (ii) the anticipated conversion of all of the outstanding depositary shares representing shares of our Step-Up Convertible Preferred Stock into Common Stock in the manner described under “Summary - Recent Development.”

For the ratio of earnings to fixed charges and preferred stock dividends calculation, earnings consist of pre-tax income from continuing operations before minority interests in consolidated subsidiaries, income or loss from equity investees and fixed charges.  Fixed charges include interest and that portion of rent deemed representative of interest.  We assumed that our preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividends.  We computed those pre-tax earnings using actual tax rates for each year.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth our selected historical financial and operating data for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, which have been derived from our audited financial statements, and for the nine months ended September 30, 2003 and 2002, which have been derived from our unaudited interim financial statements. The financial data for the nine months ended September 30, 2003 and 2002, in our opinion, reflects all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of such data and have been prepared in accordance with the same accounting principles followed in the presentation of our audited financial statements for the fiscal year ended December 31, 2002, except with respect to our asset retirement obligations and mandatorily redeemable preferred stock (see note 1 below). The historical results presented below are not necessarily indicative of results that you can expect for any future period. You should read the table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our full financial statements and notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which are incorporated by reference into this offering circular.  See “Where You Can Find Additional Information.”

	Nine Months Ended September 30,		Year Ended December 31,
	2003 (1)	2002	2002	2001	2000	1999	1998
	(Financial data in thousands, except per share amounts)
Statement of Income
Data:
Revenues	$ 1,766,041	$1,339,418	$ 1,910,462	$ 1,838,866	$ 1,868,610	$ 1,887,328	$ 1,757,132
Gross margin	977,536	660,146	972,000	895,427	855,648	952,779	957,805
Depreciation and amortization (2)	200,050	192,436	260,446	283,889	283,556	293,213	277,407
Operating income	718,830	416,029	640,137	542,926(3)	492,293(4)	578,316(5)	579,585(6)
Interest expense, net	156,076	129,162	171,209	173,595	205,346	194,069	205,588
Net income applicable to common stock common stock before cumulative effect of changes in accounting principles	169,576(7)	66,008	130,099	76,496(3)	39,500(4)	100,787(5)	118,317(6)
Net income applicable to common stock	153,983(7)(8)	62,959	127,050	76,496(3)	39,500(4)	100,787(5)	118,317(6)
Basic net income per common share: Before cumulative effect	1.13	..46	..90	..53(3)	..26(4)	..62(5)	..67(6)
Applicable to common stock	1.03(7)(8)	..44	..88	..53(3)	..26(4)	..62(5)	.67(6)
Diluted net income per common share: Before cumulative effect	1.06	..45	..89	..53(3)	..26(4)	..61(5)	..67(6)
Applicable to common stock	..98(7)(8)	..43	..87	..53(3)	..26(4)	..61(5)	.67(6)
Dividends paid per common share	..18						..20
Basic average shares outstanding	150,185	144,567	144,649	143,952	153,997	163,613	175,353
Diluted average shares outstanding	191,146	146,446	146,418	144,938	154,519	164,567	175,354

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Financial data in thousands, except per share amounts)
Balance sheet data At end of period:
Cash, cash equiva- lents and restricted investments (9)	$ 563,178	$ 134,058	$ 115,782	$ 149,475	$ 7,968	$ 6,698	$ 5,877
Total assets	4,794,440	4,204,759	4,192,193	4,211,929	3,950,741	4,082,916	4,192,634
Total debt	2,328,154(1)	2,204,584	2,038,390	2,338,600	2,190,025	2,148,259	2,456,793
Redeemable preferred stock	-(1)	450,003	450,003	462,504	475,005	487,507	500,007
Stockholders’ equity	777,972	199,545	266,826	104,444	37,931	196,880	103,416
Other financial data:
Cash flow from operating activities(10)	469,795	304,260	512,732	508,983	516,020	568,784	478,827
Cash flow used in investing activities	91,308(11)	97,889(11)	148,293(11)	300,804(12)	181,214	160,026	287,106
Cash flow (used in) provided by financing activities	142,270	(175,931)	(364,190)	(208,560)	(333,536)	(407,937)	(194,803)
PT Freeport Indonesia operating data, net of Rio Tinto’s interest Copper (recoverable) Production (000s of pounds)	1,131,200	1,097,100	1,524,200	1,393,400	1,388,100	1,428,100	1,427,300
Production (metric tons)	513,100	497,600	691,400	632,000	629,600	647,800	647,400
Sales (000s of pounds)	1,132,100	1,092,500	1,522,300	1,399,100	1,393,700	1,441,000	1,419,500
Sales (metric tons)	513,500	495,600	690,500	634,600	632,200	653,600	643,900
Average realized price (per pound)	$ .77	$ .70	$ .71	$ .69	$ .82	$ .75	$ .73
Net cash produc- tion cost (cre- dits) (cents per pound)	(8.0)	9.5	7.7	6.8	23.0	9.2	11.0
Gold (recoverable) Production (ounces)	2,199,000	1,631,500	2,296,800	2,634,900	1,899,500	2,379,100	2,227,700
Sales (ounces)	2,196,600	1,614,900	2,293,200	2,644,800	1,921,400	2,423,900	2,190,300
Average realized price (per ounce)	$ 364.04(13)	$ 307.34	$ 311.97	$ 269.24	$ 276.06	$ 276.53	$ 290.57

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Financial data in thousands, except per share amounts)
PT Freeport Indonesia, 100% operating data Copper (recoverable) Production (000s of pounds)	1,338,000	1,325,000	1,839,000	1,594,200	1,636,700	1,630,700	1,721,300
Production (metric tons)	606,900	601,000	834,200	723,100	742,400	739,700	780,800
Sales (000s of pounds)	1,339,200	1,319,500	1,836,800	1,600,900	1,643,500	1,647,800	1,706,700
Sales (metric tons)	607,500	598,500	833,200	726,200	745,500	747,400	774,100
Gold (recoverable) Production (ounces)	2,806,400	2,053,100	2,938,800	3,488,100	2,362,600	2,993,100	2,839,700
Sales (ounces)	2,802,800	2,032,100	2,934,000	3,498,300	2,387,300	3,047,100	2,774,700
Ore milled (metric tons per day)	223,600	234,500	235,600	237,800	223,500	220,700	196,400
Average ore grade Copper (percent)	1.16	1.11	1.14	1.00	1.07	1.12	1.30
Gold (grams per metric ton)	1.65	1.17	1.24	1.41	1.10	1.37	1.49
Gold (ounce per metric ton)	.053	.038	.040	.045	.035	.044	.048
Recovery rates (percent) Copper	89.4	88.0	88.5	86.9	88.2	84.6	86.9
Gold	87.7	88.1	88.4	89.5	84.3	83.7	85.3

__________

(1)

Effective January 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” and effective July 1, 2003, we adopted Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with characteristics of both Liabilities and Equity.”  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Note 1 to our consolidated financial statements for the year ended December 31, 2002, and Note 2 to our unaudited interim financial statements for the nine months ended September 30, 2003, incorporated by reference to this offering circular.

(2)

Effective January 1, 2002, we changed our methodology used in the determination of depreciation associated with PT Freeport Indonesia’s mining and milling life-of-mine assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 1 to our consolidated financial statements for the year ended December 31, 2002 incorporated by reference into this offering circular.

(3)

Includes net charges totaling $7.2 million ($6.1 million to net income or $0.04 per share) consisting of a net $5.0 million charge primarily for past service costs for an Atlantic Copper employee benefit plan and a $2.2 million charge for initial funding of a trust established for voluntary special recognition of tribal communities’ traditional land rights in the PT Freeport Indonesia operations area.

(4)

Includes net charges totaling $12.4 million ($8.0 million to net income or $0.05 per share) consisting of $6.0 million for contribution commitments to support small business development programs within Papua and $7.9 million for personnel severance costs, partly offset by a $1.5 million gain for the reversal of stock appreciation rights and related costs caused by the decline in our common stock price.

(5)

Includes charges totaling $8.8 million ($5.7 million to net income or $0.03 per share) consisting of $3.6 million for an early retirement program, $1.4 million for costs of stock appreciation rights caused by the increase in our common stock price and $3.8 million primarily for bank advisory fees.

(6)

Includes net charges totaling $9.1 million ($4.4 million to net income or $0.03 per share) associated with the sale of corporate aircraft.

(7)

Includes charges totaling $32.6 million ($29.9 million to net income or $0.20 per basic share and $0.16 per diluted share) for losses on early extinguishment and conversion of debt.

(8)

Includes net charges totaling $15.6 million ($0.10 per basic share and $0.08 per diluted share) consisting of a $24.7 million charge related to adoption of Statement of Financial Accounting Standards No. 150 and a $9.1 million gain related to adoption of Statement of Financial Accounting Standards No. 143.

(9)

Includes $23.8 million at September 30, 2003, $96.0 million at September 30, 2002, $96.9 million at December 31, 2002 and $141.9 million at December 31, 2001 of U.S. government securities and accrued interest, which secure and will be used to pay for scheduled interest payments through July 31, 2004 on the Notes.

(10)

Cash flow from operating activities represents net income before non-cash charges including depreciation and amortization, deferred income taxes, minority interests’ share of net income, equity losses (earnings) in PT Smelting and other non-cash costs. Changes in working capital also impact cash flow from operating activities.

(11)

Includes $44.8 million for the nine months ended September 30, 2003, and $47.9 million for the nine months ended September 30, 2002, and the year ended December 31, 2002, received from the sale of U.S. government securities which was used for scheduled interest payments on the Notes.

(12)

Includes $139.8 million used to purchase U.S. government securities, which secure and have partially been and will continue to be used to pay for scheduled interest payments through July 31, 2004 on the Notes.

(13)

Amount was $353.92 before hedging gains resulting from redemption of our gold-denominated preferred stock.

PRO FORMA SUMMARY OF DEBT MATURITIES

The following table reflects our debt maturities, including redeemable preferred stock, as of September 30, 2003, and our pro forma debt maturities as adjusted to reflect the consummation of the offer, assuming the conversion of all Notes for Common Stock in the offer.  This table (in millions) is based on outstanding loan balances as of September 30, 2003, and preferred stock redemption amounts based on the September 30, 2003, London P.M. gold fixing price for one ounce of gold ($388.00) and the London silver fixing price for one ounce of silver ($5.12) in the London bullion market (which determine the preferred stock redemption amounts):

	2003	2004	2005	2006	2007	Thereafter
As of September 30, 2003
Bank credit facilities	$-	$-	$-	$-	$-	$-
7.20% senior notes due 2026 (1)	68.9	-	-	-	-	4.5
Infrastructure financings and equipment loans	13.7	58.7	69.3	69.3	43.3	93.2
Atlantic Copper facilities and other	8.6	100.8	24.3	24.3	80.2	30.0
Redeemable preferred stock (2)	-	12.2	12.2	179.2	-	-
8 1/4% convertible senior notes due 2006	-	-	-	292.6	-	-
7.50% senior notes due 2006	-	-	-	66.5		-
10⅛% senior notes due 2010	-	-	-	-	-	500.0
7% convertible senior notes due 2011	-	-	-	-	-	575.0
Total debt maturities	$91.2	$171.7	$105.8	$631.9	$123.5	$1,202.7

Pro Forma
Total debt maturities per above	$91.2	$171.7	$105.8	$631.9	$123.5	$1,202.7
Conversion of the 8 1/4% convertible senior notes due 2006 (3)	-	-	-	(292.6)	-	-
Pro forma total debt maturities	$91.2	$171.7	$105.8	$339.3	$123.5	$1,202.7

__________

(1)

Although due in 2026, the holders of $68.9 million of our 7.20% senior notes elected early repayment in November 2003.

(2)

Represents $12.2 million each August from 2004 through 2006 for our Silver-Denominated Preferred Stock and $167.1 million in February 2006 for our Gold-Denominated Preferred Stock, Series II.

(3)

Assumes that all outstanding Notes will be converted.

Our financial performance will significantly affect our ability to satisfy these obligations. You should read this information in conjunction with our financial and other information contained in our filings with the SEC.  See “Where You Can Find Additional Information.”  We also urge you to read carefully the discussion of risks and uncertainties set forth in the section of this offering circular entitled “Risk Factors.”

THE OFFER

Terms of the Offer

We are offering to pay a cash premium of $20, plus accrued and unpaid interest up to (but excluding) the conversion date, for each $1,000 principal amount of our Notes, properly tendered and not withdrawn prior to the expiration of the offer, that is converted into our Common Stock on the terms and subject to the conditions set forth in this offering circular and related Special Conversion Letter of Transmittal.  As used in this offering circular, “conversion date” means the date that shares of our Common Stock are issued and payment of the Conversion Premium, as well as accrued interest and cash in lieu of fractional shares, is made upon conversion of the Notes in the offer.

We will make payment for Notes converted in the offer promptly following the date that Notes are accepted by us for conversion.  We expect to make payment for Notes converted in the offer on the first business day after the expiration date.  However, we can provide no assurance that we will be able to make payment on that date.

Subject to your right to withdraw your Notes tendered for conversion, we can amend the terms of the offer and any amendment will apply to the Notes tendered pursuant to the offer.  In addition, we can waive any condition to the offer and accept any Notes tendered for conversion and payment.  Furthermore, we reserve the right at any time to terminate the offer and not accept for conversion any Notes tendered for conversion pursuant to the offer for any of the reasons set forth below under “- Conditions to the Offer” or for any other reason or no reason at all.

We shall be deemed to have accepted validly tendered Notes when, as and if we have given oral or written notice to our conversion agent. Our conversion agent will act as agent for the tendering holders of Notes and for the purpose of receiving Common Stock and cash consideration from us.

If any tendered Notes are not accepted for payment because of an invalid tender, the occurrence of other events set forth in this offering circular or otherwise, all unaccepted Notes will be returned, without expense, to the tendering holder as promptly as practicable after the applicable expiration date.

We may undertake a subsequent tender for conversion, or refinancing of, any Notes that continue to remain outstanding after the offer.  No assurance can be given that any such refinancing or additional tender for such Notes will be undertaken or, if undertaken, will be on the same terms as the terms of the offer.

This offer is being made in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act and exemptions under state securities laws, and has not been registered with the SEC.  Generally, the Common Stock you will receive in the offer will be freely tradable, unless you are considered an affiliate of the company, as that term is defined in the Securities Act, or you acquired your Notes from an affiliate of the company in an unregistered transaction.

Expiration Dates; Extensions; Waiver; Termination; Amendment

The expiration date of the offer will be January 6, 2004, at 12:00 midnight, New York City time, unless we, in our sole discretion, extend the offer. In that case, the applicable expiration date will be the latest date and time to which the offer has been extended.   During any extension of the offer, the Notes that were previously tendered for conversion and not withdrawn will remain subject to the offer.

We reserve the right, in our sole discretion:

  to extend the expiration date of the offer;

  to waive any condition to an offer set forth below under “- Conditions to the Offer” and accept any Notes tendered for conversion;

  to terminate the offer, whether or not any of the conditions set forth below under “- Conditions to the Offer” have been satisfied; and

  to amend the terms of the offer in any manner.

If we extend, terminate or amend the offer, we will notify our conversion agent by oral, followed by written, notice and will issue a press release or other public announcement regarding the extension, termination or amendment.  The release or announcement of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.  Any amendment to the offer will apply to all Notes tendered in the offer.  If the offer is amended in a manner determined by us to constitute a material change, we will promptly disclose this amendment by means of a public announcement or a supplement to this offering circular that will be distributed to the holders of the Notes and, if required by law, the offer will be extended.

Conditions to the Offer

The offer is not conditioned on any minimum number of Notes being tendered.  However, our completion of the offer is contingent upon:

  the absence of any determination that the offer violates any law or interpretation of the SEC staff;

  the absence of any pending or threatened proceeding that materially impairs our ability to complete the offer;

  the absence of any material adverse development in any existing legal proceeding involving us or any of our subsidiaries;

  the absence of any material adverse change in the trading price of the Notes or Common Stock in any major securities or financial market, or in the United States trading markets generally;

  the absence of any material adverse change in our business, financial condition or operations; and

  the absence of any war or armed hostilities or other national or international calamity directly or indirectly involving the United States or the Republic of Indonesia.

If any of these conditions are not satisfied or waived by us, we will not be obligated to accept for conversion and payment any Notes properly tendered for conversion pursuant to the offer.  However, even if all of these conditions are satisfied, we reserve the right to terminate the offer for any or no reason and not accept any Notes properly tendered for conversion pursuant to the offer.

Fractional Shares

No fractional shares of Common Stock will be issued upon conversion of Notes in the offer.  Instead, you will be paid, in lieu of fractional shares, an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the per share closing price of our Common Stock on the New York Stock Exchange composite tape on the last trading day before the date of conversion by (ii) the fraction of a share to which you would otherwise have been entitled.  We will make available to the conversion agent the cash necessary to make any payments for fractional shares.

Waiver and Nonacceptance of Tenders

We reserve the absolute and unconditional right to waive any defects or irregularities in the tender of Notes.  If any Notes are not accepted for tender in the offer for any reason, those Notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the offer.

Accounting Treatment

We will reclassify the carrying amount of converted notes from debt to equity on our balance sheet, as well as reclassify from other assets to equity our unamortized issuance costs associated with selling the Notes in 2001.  We will also recognize a charge to net income reflected as losses on early extinguishment of debt.  If all of the Notes in the offer are tendered, we would expect this charge to total approximately $18 million.

PROCEDURES FOR PARTICIPATING IN THE OFFER

Procedures for Tendering Notes in the Offer

The tender of a holder’s Notes for conversion and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this offering circular and in the Special Conversion Letter of Transmittal.

Any beneficial owner of Notes held in the name of a nominee who wants to tender Notes in the offer is urged to contact the nominee promptly and instruct the nominee to tender on the beneficial owner’s behalf.

To effectively tender Notes that are held through the Depositary Trust Company, any financial institution that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of Notes by causing DTC to transfer these Notes into our conversion agent’s account in accordance with DTC’s transfer procedures. In connection with a book-entry transfer, a Special Conversion Letter of Transmittal need not be transmitted to our conversion agent, provided that the book-entry transfer procedure is completed prior to 12:00 midnight, New York City time, on the expiration date.  Upon receipt of such holder’s acceptance, DTC will credit and verify the acceptance and send an agent’s message to the depositary for its acceptance.

A holder not holding through a nominee or custodian may participate in the offer by tendering any Notes that the holder desires to tender for conversion pursuant to this offer, together with a properly completed and duly executed Special Conversion Letter of Transmittal, and all other documents required by the Special Conversion Letter of Transmittal to our conversion agent at the address set forth below in this offering circular prior to 12:00 midnight, New York City time, on the expiration date. The method of delivery of these documents is at the election and risk of the holder. If delivery is by mail, we recommend that tendering holders use registered mail, properly insured, with return receipt requested. Instead of delivery by mail, we recommend that the holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

Each signature on a Special Conversion Letter of Transmittal must be guaranteed unless the Notes surrendered for conversion are tendered:

  by a registered holder of Notes who has not completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Special Conversion Letter of Transmittal; or

  by an eligible institution.

If a signature on a Special Conversion Letter of Transmittal is required to be guaranteed, the guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act. If the Special Conversion Letter of Transmittal is signed by a person other than the registered holder of Notes, the tendered Notes must be endorsed by the registered holder, with the signature guaranteed by an eligible institution.

All questions concerning the validity, form, eligibility, including time of receipt, acceptance, and revocation of tender, will be decided by us in our sole discretion, which decision shall be final and binding. We reserve the absolute and unconditional right to reject any and all Notes not properly tendered for conversion and to reject any Notes which might, in our judgment or that of our counsel, be unlawful for us to accept. We also reserve the absolute and unconditional right to waive any defects or irregularities or conditions of an offer as to particular Notes either before or after the applicable expiration date, including the right to waive the ineligibility of any holder who seeks to tender Notes in the offer, whether or not similar defects or irregularities are waived in the case of other holders.

Our interpretation of the terms and conditions to the offer, including the Special Conversion Letter of Transmittal and its instructions, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes for conversion and payment must be cured within a period of time as we shall determine. Neither we, our conversion agent, our information agent or any other person will have any duty to give notification of defects or irregularities with respect to tenders of Notes and will not incur any liability for failure to give this notification. Tenders of Notes will not be deemed to have been made until any irregularities have been cured or waived.

If any Special Conversion Letter of Transmittal, endorsement, power of attorney or any other document required by the Special Conversion Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, this person should so indicate when signing, and, unless waived by us, must submit proper evidence satisfactory to us, in our sole discretion, of this person’s authority to act.

Acceptance of Notes for Conversion and Payment; Delivery of Common Stock

Promptly after the expiration date, upon satisfaction or waiver of all the conditions to the offer, if we have not terminated the offer, we will accept any and all Notes that are properly tendered for conversion and not withdrawn prior to 12:00 midnight, New York City time, on the expiration date.  The Common Stock issued pursuant to the offer and the cash consideration to be paid pursuant to the offer will be delivered promptly after our acceptance of the Notes. For purposes of the offer, we will be deemed to have accepted validly tendered Notes, when, as, and if we have given oral, followed by written, notice to our conversion agent.

Withdrawal of Tenders

You may withdraw tenders of Notes at any time prior to the applicable expiration date unless theretofore accepted by us for conversion pursuant to the offer.  For a withdrawal to be effective, a written notice of withdrawal must be received by our conversion agent prior to the expiration date at one of the addresses listed in the section of this offering circular entitled “Conversion Agent.”  Any notice of withdrawal must specify the name of the person who tendered the Notes to be withdrawn, identify the Notes to be withdrawn, and specify the name and number of the account at The Depositary Trust Company to be credited with the withdrawn Notes (and otherwise comply with the procedures of the book-entry transfer facility).  All questions as to the validity, form and eligibility, including time of receipt, of these notices will be determined by us. Our determination will be final and binding.  Neither the company nor any other person is under any duty to give notice of any defect or irregularity in any notice of withdrawal, and neither the company nor any other person will incur any liability for failure to provide any such notice.

Any Notes properly withdrawn will be deemed not to have been validly tendered for conversion for purposes of the offer.  Any Notes which have been tendered for conversion but which are not accepted for conversion for any reason will be returned without cost to the holder as soon as practicable after withdrawal, non-acceptance of tender or termination of the offer.  Any withdrawn or unaccepted Notes will be credited to the tendering holder’s account at The Depositary Trust Company.  Properly withdrawn Notes may be re-tendered at any time prior to the expiration date by following one of the procedures described above under “– Procedures for Tendering Notes in the Offer.”

DIVIDEND POLICY

In December 1998, in response to low commodity market prices for copper and gold, our board of directors discontinued the payment of regular quarterly cash dividends on our Common Stock.  In February 2003, we announced that our board of directors had authorized a new cash dividend policy for our Common Stock.  The new dividend policy provides for an annual cash dividend of $0.36 per share to be payable quarterly ($0.09 per quarter). We paid dividends under this policy on May 1, August 1 and November 3, 2003.  In October 2003, our board of directors approved an increase in the cash dividend to $0.80 per share annually ($0.20 per share quarterly), beginning with the February 2004 dividend payment.

The declaration and payment of dividends is at the discretion of our board of directors and will depend on our operating results, cash flow and financial position, future prospects and other factors deemed relevant by the board.  In addition, payment of dividends on our common stock is subject to limitations under our 10⅛% senior notes.  Pursuant to the limitations in the indenture governing our 10⅛% senior notes, the amount available to us as of September 30, 2003, for the payment of dividends on common stock was approximately $525 million (approximately $800 million on a pro forma basis assuming all of the outstanding Notes are converted in the offer).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general tax discussion that summarizes the material U.S. federal income tax consequences applicable to (1) holders that convert their Notes into Common Stock pursuant to the offer and (2) holders of Notes that elect not to participate in the offer.  It applies to you only if you are a U.S. Holder and acquired the Notes in the original offering and you hold your Notes (and will hold the Common Stock you receive in the offer) as capital assets for U.S. federal income tax purposes.  You are a U.S. Holder if you are a beneficial owner of Notes or Common Stock, as the case may be, that is:

  a citizen or resident of the United States;

  a domestic corporation;

  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  a trust if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust.

This section does not apply to you if you are subject to special rules, such as:

  a dealer in securities or currencies;

  a trader in securities that elects to use a mark to market method of accounting for your securities holdings;

  a bank, a life insurance company, or a tax-exempt organization;

  a person that has a functional currency other than the U.S. dollar;

  a person that owns Notes or Common Stock as part of a straddle or conversion transaction for U.S. federal income tax purposes; or

  a person that owns Notes or Common Stock as part of a hedge or hedging transaction.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date of this offering circular.  The statutory provisions, regulations, and interpretations on which this summary is based are all subject to change, possibly on a retroactive basis.  The authorities on which this summary is based are subject to various interpretations, and no rulings have been or will be sought from the Internal Revenue Service (“IRS”) with respect to the transactions described herein.  Accordingly, there can be no assurance that the IRS will not challenge the conclusions expressed herein or that a court would not sustain such a challenge.

PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF THE OFFER AND THE OWNERSHIP AND DISPOSITION OF COMMON STOCK IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.  THIS SUMMARY DOES NOT DISCUSS STATE, LOCAL, OR NON-U.S. TAX CONSEQUENCES.

Tendering U.S. Holders

Tender of Notes pursuant to the offer

You may recognize income, gain or loss upon the conversion of a Note into shares of our Common Stock and cash pursuant to the offer (1) to the extent of the cash attributable to accrued interest not previously included in income, which will be taxable as ordinary income, (2) with respect to cash received in lieu of a fractional share, and (3) to the extent of the Conversion Premium, as discussed below.  Cash received in lieu of a fractional share upon conversion will be treated as a payment in exchange for the fractional share.  Accordingly, the receipt of cash in lieu of fractional shares generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share).  Your holding period for the shares received on conversion will generally include the holding period of the Note converted.

The tax consequences of the receipt of the Conversion Premium by U.S. Holders participating in the offer are uncertain.  Neither the applicable Treasury Regulations nor any case law specifically address the U.S. federal income tax treatment of the payment of a Conversion Premium.  Such amounts may be treated as additional consideration for the Notes, in which case such payments would be taken into account in the manner described below, or such payments may be treated as a separate fee that would be subject to tax as ordinary income.  We intend to treat the Conversion Premium as additional consideration for the Notes.  If the conversion qualifies as a recapitalization, you may be required to recognize capital gain (but not loss) in an amount equal to the lesser of (a) the amount of the Conversion Premium or (b) the excess of the sum of the Conversion Premium and the fair market value of the Common Stock received (including fractional shares) over the holder’s adjusted tax basis in the Notes.  In such case, your basis in the Common Stock received in the conversion (including any basis allocable to a fractional share) would be equal to your adjusted tax basis in the Note, reduced by the amount of the Conversion Premium and increased by the amount of any gain recognized on the conversion (other than gain with respect to a fractional share).  The conversion will qualify as a recapitalization for U.S. federal income tax purposes only if the Notes qualify as “securities” for those purposes.  Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is a factual question that takes into account the nature of the debt instrument, the term to maturity of the debt instrument, the extent of the holder’s proprietary interest in the issuer, and certain other factors.  Investors should consult their own tax advisors regarding this determination.  If conversion does not qualify as a recapitalization, you could be required to recognize income or gain on the receipt of the Conversion Premium.  Holders should consult their tax advisors regarding the alternative U.S. federal income tax characterizations of the receipt of the Conversion Premium.

Dividends on Common Stock

You must include in your gross income the gross amount of any dividend paid by us out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your basis in the Common Stock, and thereafter as capital gain. If you are a corporate U.S. Holder, you would be able to claim a deduction equal to a portion of any dividends received, subject to generally applicable limitations on that deduction.  Any distributions of additional shares to you with respect to Common Stock that are made as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

Sale of Common Stock

If you sell or otherwise dispose of your Common Stock, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the proceeds you receive and your tax basis in your Common Stock.  In general, capital gain of a non-corporate U.S. Holder with respect to property that is held more than one year is taxed at a maximum rate of 15% for sales or exchanges occurring prior to January 1, 2009 (and 20% for sales or exchanges occurring thereafter).  Your ability to deduct capital losses may be limited.

Backup Withholding and Information Reporting

In general, if you are a non-corporate U.S. Holder, we and other payors are required to report to the IRS all payments of principal, any interest on your Note, and any dividends on your Common Stock. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your Note or Common Stock before maturity within the United States. Additionally, backup withholding will apply to any interest or dividend payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns.

Non-Tendering U.S. Holders

If you do not tender your Notes in the offer, there will be no change in your U.S. federal income tax position.

USE OF PROCEEDS

We will not receive any cash proceeds from the offer.  Any Notes that are properly tendered and accepted for conversion pursuant to the offer will be retired and cancelled.

FINANCIAL ADVISOR

Merrill Lynch is providing financial advisory services to us in connection with the offer. We will compensate Merrill Lynch for their services as financial advisor in the amount specified below under “Fees and Expenses.”  In addition, we will reimburse Merrill Lynch for reasonable out-of-pocket expenses incurred in connection with the offer and will indemnify Merrill Lynch against liabilities and expenses in connection with the offer, including liabilities under the United States federal securities laws.  We will not pay any commission or other remuneration to Merrill Lynch or any other person to solicit tenders of Notes in the offer.  In the ordinary course of business, Merrill Lynch makes markets in various securities and during the offer may hold long or short positions for its account or the accounts of customers in the Notes or Common Stock.

INFORMATION AGENT

All questions regarding the information in this offering circular or the offer, should be directed to our information agent, Georgeson Shareholder Communications Inc., at 17 State Street, New York, New York 10004, telephone number:  (800) 843-0129.

CONVERSION AGENT

We have appointed The Bank of New York as our conversion agent.  All completed Special Conversion Letter of Transmittals should be directed to our conversion agent at one of the addresses set forth below. All questions regarding the procedures for tendering in the offer and requests for assistance in tendering your Notes should also be directed to our conversion agent at the telephone number below or one of the following addresses:

By Registered or Certified Mail:	By Hand Delivery/Mail/Overnight Courier:

The Bank of New York	The Bank of New York
Corporate Trust Operations, Reorganization Unit	Corporate Trust Operations, Reorganization Unit
101 Barclay Street – 7 East	101 Barclay Street – 7 East
New York, NY 10286	New York, NY 10286
Attn: Ms. Carolle Montreuil	Attn: Ms. Carolle Montreuil

By Facsimile:  212-298-1915

To Confirm by Telephone:  212-815-5920

DELIVERY OF A SPECIAL CONVERSION LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN THE ADDRESSES LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE SPECIAL CONVERSION LETTER OF TRANSMITTAL.

FEES AND EXPENSES

We have available cash on hand to pay the estimated fees and expenses to be incurred by us in connection with the offer.  The following is an estimate of such fees and expenses:

SEC Filing Fee	$ 75,035
Financial Advisor Fees and Expenses	1,600,000
Conversion Agent Fees and Expenses	15,000
Information Agent Fees and Expenses	15,000
Legal Fees	150,000
Accounting Fees	20,000
Printing Expenses	50,000
Miscellaneous	5,000
Total:	$ 1,930,035

We will pay all transfer taxes, if any, applicable to the conversion of Notes and payment of the Conversion Premium pursuant to the offer.  If, however, a transfer tax is imposed for any reason other than the conversion of Notes or payment of the Conversion Premium pursuant to the offer, then the amount of the transfer taxes, whether imposed on the holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of these taxes or exemption is not submitted with the Special Conversion Letter of Transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

7INDEMNIFICATION OF OUR DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of Delaware empowers us to indemnify, subject to the standards prescribed in that section, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person is or was a director or officer of the company, including actions, suits, or proceedings arising under the Securities Act.  Article VIII of our certificate of incorporation and Article XXV of our by-laws provides that each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding by reason of the fact that the person is or was our director or officer, including actions, suits, or proceedings arising under the Securities Act, shall be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of Delaware.  The indemnification covers all expenses, liability and loss reasonably incurred by the person and includes attorneys’ fees, judgments, fines and amounts paid in settlement.  The rights conferred by Article VIII of our certificate of incorporation and Article XXV of our by-laws are contractual rights and include the right to be paid by us the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers of the company pursuant to the foregoing provisions, the company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director or officer of the company in the successful defense of any such action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Exchange Act under which we file periodic reports, proxy statements and other information with the SEC.  We have also filed various documents (including a March 12, 2002 prospectus describing the terms of the Notes) with the SEC under the Securities Act.  Copies of these documents may be examined without charge at the following SEC public reference rooms: 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549 and 500 West Madison Street, Suite 1400, Chicago, IL 60661.  We also file information electronically with the SEC. Our electronic filings are available from the SEC’s Internet site at http://www.sec.gov. Copies of all or a portion of our filings may also be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information.

Our currently outstanding Notes and Common Stock are listed on the New York Stock Exchange under the symbols “FCX06” and “FCX.”  Our preferred stock, and the depositary shares representing our Step-Up Convertible Preferred Stock and Silver-Denominated Preferred Stock, are also listed on the New York Stock Exchange.  You can inspect and copy reports, proxy statements and other information about us at the New York Stock Exchange’s offices at 20 Broad Street, New York, New York 10005.

We have filed with the SEC under the Exchange Act a combined Tender Offer Statement on Schedule TO and Rule 13e-3 Transaction Statement, and related exhibits.  This document may contain additional information that may be important to you.  You may obtain a copy of this document in the manner referred to above.

Some of the information that we currently have on file with the SEC is incorporated herein by reference and is an important part of this offering circular.  Holders of Notes will be deemed to have notice of all information incorporated by reference in this offering circular as if that information was included in this offering circular.  Holders of Notes should therefore read the information incorporated by reference in this offering circular with the same care such holders use when reading this offering circular.

We incorporate by reference the following documents:

  Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (filed March 27, 2003);

  Quarterly Reports on Form 10-Q for the quarter ended March 31, 2003 (filed May 13, 2003), for the quarter ended June 30, 2003 (filed August 12, 2003), and for the quarter ended September 30, 2003 (filed November 10, 2003).

  Our Definitive Proxy Statement, dated March 24, 2003, with respect to our 2003 Annual Meeting of Stockholders held on May 1, 2003; and

  Current Reports on Form 8-K dated December 8, 2003 (filed December 8, 2003), December 4, 2003 (filed December 4, 2003), November 26, 2003 (filed November 26, 2003), November 10, 2003 (filed November 10, 2003), October 16, 2003 (filed October 16, 2003), October 15, 2003 (filed October 15, 2003), October 10, 2003 (filed October 10, 2003), October 9, 2003 (filed October 10, 2003), September 12, 2003 (filed September 12, 2003), August 25, 2003 (filed August 25, 2003), July 31, 2003 (filed August 1, 2003), July 24, 2003 (filed July 25, 2003), July 17, 2003 (filed July 18, 2003), June 20, 2003 (filed June 23, 2003), May 13, 2003 (filed May 14, 2003), April 24, 2003 (filed April 24, 2003), April 17, 2003 (filed April 18, 2003), April 17, 2003 (filed April 17, 2003), April 4, 2003 (filed April 7, 2003), April 3, 2003 (filed April 3, 2003), March 6, 2003 (filed March 6, 2003), February 11, 2003 (filed February 25, 2003), February 11, 2003 (filed February 11, 2003), two reports dated February 6, 2003 (filed February 6, 2003), January 29, 2003 (filed January 29, 2003), January 24, 2003 (filed January 27, 2003), January 16, 2003 (filed January 17, 2003), and January 15, 2003 (filed January 16, 2003).

All documents and reports we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this offering circular and on or prior to the earlier of the conversion date or the termination date of the offer shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this offering circular to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offering circular.

At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or calling us or our information agent at:

Company:	Information Agent:
Freeport-McMoRan Copper & Gold Inc. 1615 Poydras Street New Orleans, Louisiana 70112 Attention: David P. Joint, Investor Relations Phone number: (504) 582-4000	Georgeson Shareholder Communications Inc. 17 State Street New York, New York 10004 Phone number: (800) 843-0129

Freeport-McMoRan Copper & Gold Inc.

Offer of Premium upon Conversion of

Outstanding 8¼% Convertible Senior Notes due 2006

_____________________________

OFFERING CIRCULAR

_____________________________

The information agent for the offer is:

Georgeson Shareholder Communications Inc.

17 State Street

New York, New York 10004

Phone number:  (800) 843-0129

$20 plus accrued and unpaid interest up to, but excluding, the conversion date per $1,000 principal amount of Notes

The offer will expire at 12:00 midnight, New York City time, on

January 6, 2004, unless extended or earlier terminated

December 8, 2003